Exhibit 10.1

EXECUTION VERSION

JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, New York 10179	CREDIT SUISSE AG CREDIT SUISSE SECURITIES (USA) LLC Eleven Madison Avenue New York, New York 10010

MACQUARIE CAPITAL (USA) INC. MACQUARIE CAPITAL FUNDING LLC 125 West 55th Street New York, New York 10019	MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, New York 10036

June 10, 2017

Golden Entertainment, Inc.

6595 S Jones Blvd

Las Vegas, Nevada 89118

Attention: Charles Protell

Project Padre

Commitment Letter

Ladies and Gentlemen:

You have advised JPMorgan Chase Bank, N.A. (“JPMorgan”), Credit Suisse AG (acting through such affiliates or branches as it deems appropriate (“CS”)), Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS and their respective affiliates, “Credit Suisse”), Macquarie Capital (USA) Inc. (“Macquarie Capital”), Macquarie Capital Funding LLC (“Macquarie Lender”), and Morgan Stanley Senior Funding, Inc. (“MSSF” and, together with JPMorgan, Credit Suisse, Macquarie Capital and Macquarie Lender, the “Commitment Parties”, “we” or “us”) that Golden Entertainment, Inc. (“Golden” or “you”) intends to acquire (the “Acquisition”) directly or indirectly, an entity identified to us as “Padre” (the “Target”) through the acquisition of all of the ownership interests in the Target. The Borrower, the Target and their respective subsidiaries are sometimes collectively referred to herein as the “Companies.”

In connection with the Acquisition, you have advised us that you intend to (i) pay consideration in connection with the Acquisition and (ii) refinance the indebtedness described below (collectively, the “Refinancing”):

(a) that certain Credit Agreement, dated as of July 31, 2015, as amended, supplemented or otherwise modified to the date hereof, by and among Golden, the several banks and other financial institutions and lenders from time to time party thereto and Capital One, National Association, in its capacity as administrative agent for such lenders; and

(b) that certain Credit and Guaranty Agreement, dated as of July 7, 2015, as amended, supplemented or otherwise modified to the date hereof, by and among the Target, certain subsidiaries of the Target, the several banks and other financial institutions and lenders from time to time party thereto and Deutsche Bank AG New York Branch, in its capacity as administrative agent and collateral agent for such lenders;

in each case, with the proceeds of (x) $900.0 million in senior secured first lien credit facilities of the Borrower (collectively, the “First Lien Credit Facilities”) comprised of (i) a term loan B facility of $800.0 million (the “First Lien Term Loan Facility”) and (ii) a revolving credit facility of $100.0 million (the “First Lien Revolving Credit Facility”) and (y) a second lien term loan facility of the Borrower of $200.0 million (the “Second Lien Term Loan Facility” and, collectively with the First Lien Credit Facilities, the “Facilities”). The Acquisition, the Refinancing, the entering into and initial funding of the Facilities and all related transactions are hereinafter collectively referred to as the “Transaction.” The date of consummation of the Acquisition is referred to herein as the “Closing Date.”

1. Commitments. In connection with the foregoing, (a) JPMorgan is pleased to hereby commit to you, severally, but not jointly, to provide 40.0% of the principal amount of each of the Facilities, (b) Credit Suisse is pleased to hereby commit to you, severally, but not jointly, to provide 22.5% of the principal amount of each of the Facilities, (c) Macquarie Lender is pleased to hereby commit to you, severally, but not jointly, to provide 20.0% of the principal amount of each of the Facilities, and (d) MSSF (together with JPMorgan, CS and Macquarie Lender, the “Initial Lenders”) is pleased to hereby commit to you, severally, but not jointly, to provide 17.5% of the principal amount of each of the Facilities, in each case, upon the terms and subject to the conditions set forth in this Commitment Letter (as defined below).

It is agreed that (a) JPMorgan will act as the sole and exclusive administrative and collateral agent (in such capacity, the “First Lien Administrative Agent”) for the First Lien Credit Facilities (in each case on the terms set forth herein and subject only to the satisfaction of the conditions set forth in paragraph 5 below and the conditions in Annex III hereto); (b) CS will act as the sole and exclusive administrative and collateral agent (in such capacity, the “Second Lien Administrative Agent” and together with the First Lien Administrative Agent, the “Administrative Agents”) for the Second Lien Term Loan Facility (in each case on the terms set forth herein and subject only to the satisfaction of the conditions set forth in paragraph 5 below and the conditions in Annex III hereto); (c) each of JPMorgan, CS Securities, Macquarie Capital and MSSF will act as a joint lead arranger and bookrunning manager (each, in such capacity, a “Lead Arranger” and, collectively, the “Lead Arrangers”) for the Facilities, and in connection therewith to form a syndicate of lenders for the Facilities (collectively, the “Lenders”) approved by you (such approval not to be unreasonably withheld (it being understood and agreed that the Lead Arrangers will not syndicate to any (a) banks, financial institutions, other institutions or persons identified in writing to the Lead Arrangers by the Borrower on or prior to the date hereof as a disqualified lender, (b) competitors or suppliers of the Companies identified in writing to the Lead Arrangers by the Borrower from time to time (a “Competitor”), or (c) any affiliate of such person identified pursuant to clauses (a) or (b) that is clearly identifiable solely on the basis of the similarity of its name or identified in writing to the Lead Arrangers by the Borrower from time to time (other than any bona fide debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is (x) engaged in making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of business and (y) managed, sponsored or advised by any person controlling, controlled by or under common control with a Competitor or affiliate thereof, as applicable, but only to the extent that no personnel involved with the investment in such Competitor or affiliate thereof, as applicable makes (or has the right to make or participate with others in making) investment decisions on behalf of such debt fund, investment vehicle, regulated bank entity or unregulated lending entity) (clauses (a), (b) and (c), collectively, the “Disqualified Lenders”); provided, that (i) any subsequent designation of a Disqualified Lender will not become effective until three business days after such designation is provided, it being understood that no such subsequent designation shall apply to any entity that is currently a lender or party to a pending trade and (ii) the foregoing shall not apply retroactively to disqualify any parties that have previously been allocated a portion of the Facilities or acquired an assignment or participation interest in the Facilities to the extent such party was not a Disqualified Lender at the time of the applicable allocation, assignment or participation, as the case may be)). You agree that JPMorgan may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC. All capitalized terms used and not otherwise defined in this letter agreement shall have the same meanings as specified therefor in Annex I (the “First Lien Facilities Summary of Terms”) or Annex II (the “Second Lien Term Loan Facility Summary of Terms” and, together with the First Lien Facilities Summary of Terms, the “Summaries of Terms”) hereto, as applicable.

You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this letter agreement (this letter agreement, together with Annexes I, II and III hereto, the “Commitment Letter “) and the Fee Letter referred to below) will be paid to any Lender in order to obtain its commitment to participate in any of the Facilities unless you and we shall so agree. You further agree that JPMorgan shall have “lead left placement” on all marketing materials relating to each of the Facilities.

2. Syndication. The Lead Arrangers in consultation with you intend to commence syndication of the Facilities promptly after your acceptance of the terms of this Commitment Letter and the Fee Letter (as defined below); provided that notwithstanding each Lead Arranger’s right to syndicate the Facilities and receive commitments with respect thereto, (a) except as you may otherwise agree in writing, the Initial Lenders shall not be relieved, released or novated from their obligations hereunder (including the obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities, including their commitments in respect thereof, until after the initial funding under the Facilities on the Closing Date has occurred, (b) no such syndication, assignment or novation shall become effective with respect to all or any portion of the Initial Lenders’ commitments in respect of the Facilities until the initial funding of the Facilities has occurred, and (c) the Initial Lenders shall retain exclusive control over all rights with respect to their commitments hereunder with respect to consents, modifications, supplements, waivers and amendments, until the initial funding of the Facilities has occurred.

You agree to actively assist the Lead Arrangers, and to use your commercially reasonable efforts to cause, to the extent not in contravention of the terms of the Acquisition Agreement (as defined below) as in effect on the date hereof, the Target and its subsidiaries to actively assist, the Lead Arrangers until the earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) 45 days after the Closing Date (the “Syndication Period”) in achieving, a syndication of each of the Facilities that is reasonably satisfactory to the Lead Arrangers and to you. Such assistance shall include (a) your providing and causing your advisors to provide, and using your commercially reasonable efforts, to the extent not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, to cause the Target, its subsidiaries and its advisors to provide, the Lead Arrangers and the Lenders upon request with all information reasonably deemed necessary by the Lead Arrangers to complete such syndication, including, but not limited to, (x) information and evaluations prepared by you, the Target and your and its advisors, or on your or their behalf, relating to the Acquisition (including the Projections (as defined below)) and (y) customary forecasts prepared by your management of balance sheets, income statements and cash flow statements for each fiscal quarter through the fiscal quarter ending December 31, 2018 and for each year commencing with the first fiscal year following the Closing Date and for each of the succeeding five fiscal years thereafter, (b) your assisting in the preparation of an information memorandum with respect to each of the Facilities in form and substance customary for transactions of this type (each, an “Information Memorandum”) and other customary materials to be used in connection with the syndication of each such Facility (collectively with the Summaries of Terms and any additional summary of terms prepared for distribution to Public Lenders (as defined below), the “Information Materials”), (c) your using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefits from your existing lending relationships and the existing banking relationships of the Target, (d) your using commercially reasonable efforts to obtain, prior to the launch of the general syndication of the Facilities, monitored public corporate credit or corporate family ratings of the Borrower after giving effect to the Transaction and ratings of the Facilities from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) (collectively, the “Ratings”), (e) until the later of the Closing Date and a Successful Syndication, you shall not, and shall use your commercially reasonable efforts, to the extent not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, to ensure that none of the Companies shall, have syndicated or issued, attempted to syndicate or issue, announced or authorized the announcement of the syndication or issuance of, or engaged in discussions concerning the syndication or issuance of, any debt securities or credit facilities of the Companies (other than the Facilities and any vendor financing, commercial paper facilities, capital leases, purchase money debt or similar facilities, each in the ordinary course of business) that would reasonably be expected to materially interfere with the primary syndication of the Facilities, without the prior written consent (not to be unreasonably withheld) of the Lead Arrangers (it being understood that borrowings under the existing revolving credit facilities of the Companies and any debt permitted to be incurred under the Acquisition Agreement shall be permitted) and (f) your otherwise assisting the Lead Arrangers in their syndication efforts, including by making your officers and advisors, and, to the extent not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, using your commercially reasonable efforts to make the officers and advisors of the Target, available from time to time during regular business hours and upon reasonable advance notice to attend and make presentations regarding the business and prospects of the Companies and the Transaction at one or more meetings of prospective Lenders. Notwithstanding our right to syndicate the Facilities and receive commitments with respect thereto and without limiting your obligations to assist with the syndication efforts as set forth herein, the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments or participations in respect of, all or any portion of the Facilities. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, none of the obtaining of the Ratings or the compliance with any of the other provisions set forth in this paragraph, shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date. For the avoidance of doubt, you will not be required to provide (x) any presentations of strategic information and analysis to the Companies’ boards of directors in connection with their evaluation of the

Transaction or (y) any information, evaluations or trade secrets in contravention of the terms of the Acquisition Agreement as in effect on the date hereof or to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon (so long as such obligations are not entered into in contemplation of this Commitment Letter), or waive any privilege that may be asserted by, you, the Target or any of your or their respective subsidiaries or affiliates; provided, that in the event that you do not provide information in reliance on clause (y) of this sentence, to the extent practicable, (i) you will describe the nature of the information being withheld, (ii) you shall use commercially reasonable efforts to provide notice to the Lead Arrangers upon obtaining knowledge that such information is being withheld (but solely if providing such notice would not violate the terms of the Acquisition Agreement or such obligation of confidentiality), and (iii) the representation and warranty made by you with respect to the Information (as defined below) in Section 3 shall not be affected in any way by your decision not to provide such information.

It is understood and agreed that the Lead Arrangers will manage and control all aspects of the syndication of the Facilities in consultation with you, including decisions as to the selection of prospective Lenders (subject to your consent rights set forth in Section 1 above) and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Facilities will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summaries of Terms, the Fee Letter or as otherwise agreed between you and us. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the absolute discretion of the Lead Arrangers.

3. Information Requirements. You hereby represent and warrant (but the accuracy of such representations and warranties shall not be a condition to the commitments hereunder or the funding of the Facilities on the Closing Date) that (a) all written information and data other than (i) the Projections (as defined below), (ii) other forward-looking information and (iii) information of a general economic or industry specific nature (such written information and data, the “Information”) (in the case of Information regarding the Target and its subsidiaries and its and their respective businesses, to your knowledge), that has been or will be made available to the Commitment Parties directly or indirectly by you, the Target or by any of your or its subsidiaries or representatives, in each case, on your behalf in connection with the transactions contemplated hereby is or will be, when furnished, correct in all material respects and does not and will not, when furnished, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) all financial projections concerning the Companies that have been or will be made available to the Commitment Parties by you or by any of your subsidiaries or representatives (the “Projections”), in each case, on your behalf in connection with the transactions contemplated hereby have been, or will be, prepared in good faith based upon assumptions that you believe to be reasonable at the time of such preparation (it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material). You agree that if at any time prior to the later of (i) the Closing Date and (ii) the expiration of the Syndication Period, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and the Projections so that such representations will be correct in all material respects at such time (it being understood that such supplementation is not a condition to the commitments hereunder or the funding of the Facilities on the Closing Date). In issuing this commitment and in arranging and syndicating each of the Facilities, the Commitment Parties are and will be using and relying on the Information and the Projections without independent verification thereof. The Information and Projections provided to the Lead Arrangers prior to the date hereof are hereinafter referred to as the “Pre-Commitment Information”.

You acknowledge that (a) the Lead Arrangers on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Companies, their respective affiliates or any other entity, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist (and use commercially reasonable efforts to cause, to the extent not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, the Target to assist) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Facilities not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials to prospective Public Lenders, you shall provide us with a customary letter in form and substance reasonably satisfactory to both you and us authorizing the dissemination of the Public Information Materials and containing a customary representation as to the absence of MNPI therefrom, in each case, exculpating you and the Commitment Parties and their respective affiliates with respect to liability related to the use of the contents of the Information Materials by the recipients thereof. In addition, you hereby agree that (x) you will use commercially reasonable efforts to identify (and, at the request of the Lead Arrangers or any Administrative Agent (or their respective affiliates), shall identify) that portion of the Information Materials that may be distributed to the Public Lenders; (y) all Information Materials identified as “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor” and (z) the Lead Arrangers and the Administrative Agents (and their respective affiliates) shall be entitled to treat any Information Materials that are not identified as “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Notwithstanding the foregoing, you agree that the Lead Arrangers on your behalf may distribute the following documents to all prospective Lenders regardless of whether identified as “PUBLIC”, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to its intended distributions that such material should only be distributed to prospective Private Lenders (and the Lead Arrangers shall provide such documents to you for review in a reasonable period of time prior to distribution): (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Facilities, (c) customary marketing term sheets related to the Facilities and (d) drafts and final versions of definitive documents with respect to the Facilities. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arrangers will not distribute such materials to Public Lenders without further discussions with you.

4. Fees and Indemnities.

(a) You agree to pay the fees set forth in the separate fee letter addressed to you dated the date hereof from the Commitment Parties (the “Fee Letter”). You also agree to reimburse the Commitment Parties from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of one primary counsel to the Lead Arrangers and the Administrative Agents, taken as a whole, and of one special gaming and local counsel to the Lead Arrangers and the Administrative Agents, taken as a whole, in Nevada, and due diligence expenses) in connection with the Facilities, the syndication thereof, the preparation of the Credit Documentation (as defined below) therefor and the other transactions contemplated hereby, whether or not the Closing Date occurs or any Credit Documentation is executed and delivered or any extensions of credit are made under any of the Facilities. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

(b) You also agree to indemnify and hold harmless each of the Commitment Parties, each other Lender and each of their affiliates, successors and assigns and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of one counsel to the Indemnified Parties taken as a whole, plus one special gaming counsel and local counsel for each applicable jurisdiction for all Indemnified Parties taken as a whole (and solely in the case of a conflict of interest, one additional of each such counsel for each group of similarly situated Indemnified Parties)) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction or any related transaction and any of the other transactions contemplated thereby or (b) the Facilities, or any use made or proposed to be made with the proceeds thereof (in all cases, whether or not caused or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnified Party but excluding allocated costs of in-house counsel), except to the extent such claim, damage, loss, liability or expense (i) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (x) such Indemnified Party’s bad faith, gross negligence or willful misconduct or the bad faith, gross negligence or willful misconduct of such Indemnified Party’s controlled affiliates or its or their respective directors, officers, employees, principals, agents, advisors and other representatives (collectively, “Related Parties”) or (y) a material breach of this Commitment Letter or the Fee Letter by such Indemnified Party or its Related Parties or (ii) arises from a dispute among Indemnified Parties other than any claims (x) arising out of any act or omission of you, the Target or their respective subsidiaries or (y) against a Commitment Party in its capacity as an arranger, administrative agent or similar capacity. In the case of any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. None of you or any Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) arising out of, related to or in connection with this Commitment Letter or the Fee Letter, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages; provided that nothing contained in this paragraph shall limit your indemnity and reimbursement obligations to the extent set forth in this Section 4. It is further agreed that the Commitment Parties shall be severally liable solely in respect of their respective commitments to the Facilities on a several, and not joint, basis with any other Initial Lender.

Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct, actual damages as determined by a final, non-appealable judgment of a court of competent jurisdiction resulting from (i) the bad faith, gross negligence or willful misconduct of such Indemnified Party or (ii) a material breach of this Commitment Letter or the Fee Letter by such Indemnified Party or its Related Parties.

You shall not, without the prior written consent of an Indemnified Party, effect any settlement of any pending or threatened Proceeding against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless (i) such settlement includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission.

5. Conditions to Financing.

The commitment of the Lenders in respect of the Facilities (including the funding thereof) and the undertaking of the Lead Arrangers to provide the services described herein, in each case, are subject only to (i) the satisfaction (or waiver) of each of the conditions set forth in Annex III hereto and (ii) the execution and delivery by the Borrower and the Guarantors of definitive documentation with respect to each such Facility consistent with this Commitment Letter (including the Funds Certain Provisions), the Fee Letter and the Facilities Documentation Principles (as defined in the Summaries of Terms) (the “Credit Documentation”) prior to such initial funding on the Closing Date. There are no conditions (implied or otherwise) to the commitments hereunder, and there will be no conditions (implied or otherwise) under the Credit Documentation to the funding of the Facilities, other than those that are expressly referred to in the immediately preceding sentence. For the avoidance of doubt, your compliance with your obligations under this Commitment Letter and/or the Fee Letter, other than your satisfaction (or procurement of a waiver of) the conditions set forth in this Section 5 and in Annex III hereto, is not a condition to the availability of the Facilities on the Closing Date.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, (1) the only representations the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (i) the representations made by or with respect to the Target and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliate) have the right to terminate your (and/or its) obligations under the Acquisition Agreement or decline to consummate the

Acquisition (in each case, in accordance with the terms thereof) as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) and (2) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth in this Section 5 and in Annex III hereto are satisfied (it being understood that to the extent any security interest in the intended collateral (other than any collateral the security interest in which may be perfected by the filing of a UCC financing statement, the filing of short form security agreements with the United States Patent and Trademark Office or the United States Copyright Office or the delivery of certificates evidencing equity interests of the Companies’ material domestic subsidiaries (to the extent certificated), other than equity interests in any of the Companies for which prior approval of liens under applicable gaming law is required but has not been obtained; provided that any such certificated equity securities of the Target and/or its subsidiaries will only be required to be delivered on the Closing Date to the extent received from the Target provided you have used commercially reasonable efforts to obtain such securities on or prior to the Closing Date) is not provided or perfected after your use of commercially reasonable efforts to do so, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but instead shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Lead Arrangers and the Borrower but no later than 90 days after the Closing Date (or such longer period as the applicable Administrative Agent may determine in its reasonable discretion). For purposes hereof, “Specified Representations” means the representations and warranties of the Loan Parties relating to organizational status, organizational power and authority to enter into the Credit Documentation, due authorization, execution, delivery and enforceability of the Credit Documentation, no conflicts with or consents required under charter documents, solvency of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transactions (and defined in a manner consistent with the Solvency Certificate attached as Annex IV hereto), Federal Reserve margin regulations, the use of proceeds not violating OFAC or FCPA, the USA Patriot Act, anti-money laundering laws, the Investment Company Act, the creation, validity, priority and perfection of the security interests granted in the intended collateral, subject to permitted liens as set forth in the Credit Documentation and the terms of this Section 5. This Section 5 shall be referred to as the “Funds Certain Provisions.”

6. Confidentiality and Other Obligations. This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and, may not be disclosed in whole or in part to any person or entity without our prior written consent except (i) on a confidential basis to your officers, directors, employees, agents, accountants, attorneys and other professional advisors and representatives in connection with the Transaction, (ii) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by or advisable pursuant to applicable law or compulsory legal process (in which case you agree to inform us promptly thereof to the extent practicable and not prohibited by law), (iii) this Commitment Letter and the Fee Letter (redacted in a manner reasonably satisfactory to us) may be disclosed on a confidential basis to the respective officers, boards of directors, employees, agents and advisors and representatives of the Target in connection with their consideration of the Transaction, (iv) this Commitment Letter (but not the Fee Letter) and its contents may be disclosed in any proxy or other public filing relating to the Transaction and in any filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges, (v) the fees contained in the Fee Letter may be disclosed as part of generic disclosure of aggregate sources and uses related to fee amounts in marketing materials, rating agency presentations and any proxy or other public filing or prospectus, (vi) in connection with the enforcement of the Commitment Letter and this Fee Letter and (vii) to gaming regulatory authorities in connection with their review of the Transactions or other regulatory oversight of the Companies. This paragraph (as it applies to the Commitment Letter but not the Fee Letter) shall terminate on the earlier of (a) the initial funding under the Facilities and (b) the second anniversary of the date hereof.

The Commitment Parties shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this letter agreement and otherwise in connection with the Transaction and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Parties from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties agree to inform you promptly thereof to the extent permitted by law and other than in the case of ordinary course audits or examinations by bank regulatory authorities), (ii) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates, (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by the Commitment Parties, (iv) to the Commitment Parties’ affiliates, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information (it being understood that the applicable Commitment Party shall be responsible for such person’s compliance with this paragraph), (v) for purposes of establishing a “due diligence” defense, (vi) to the extent that such information is received by the Commitment Parties from a third party that is not to the Commitment Parties’ knowledge subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by the Commitment Parties, (viii) to the applicable rating agencies in connection with any rating of the Facilities, (ix) to potential Lenders, participants or assignees or any direct or indirect contractual counterparties to any swap or derivative transaction relating to you or your obligations under the Facilities, in each case, who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and the Commitment Parties, including as may be agreed in any confidential information memorandum or other marketing material), (x) to Moody’s and S&P and to Bloomberg, LSTA and similar market data collectors with respect to the syndicated lending industry; provided that such information is limited to Annex I and Annex II and is supplied only on a confidential basis or (xi) with your prior written consent. This paragraph shall terminate on the second anniversary of the date hereof.

You acknowledge that the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and will treat confidential information relating to the Companies and their respective affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning the Companies or any of their respective affiliates that is or may come into the possession of the Commitment Parties or any of such affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) each of the Facilities and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (iv) in connection with each transaction contemplated hereby and the process leading to such transaction, each Commitment Party has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party, (v) the Commitment Parties have not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any of the Commitment Parties has advised or is currently advising you or your affiliates on other matters) and the Commitment Parties have no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter and (vi) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

The Commitment Parties hereby notify the Companies that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “U.S.A. Patriot Act”), each of them is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes your name and address and other information that will allow the Commitment Parties, as applicable, to identify the Borrower and the Guarantors in accordance with the U.S.A. Patriot Act.

7. Survival of Obligations. The provisions of Sections 2, 3, 4, 6 (except as provided in Section 6) and 8 shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder, except that the provisions of Sections 2 and 3 shall not survive if the commitments and undertakings of the Commitment Parties with respect thereto are terminated prior to the effectiveness of the Facilities and funding thereof; provided, however, that your obligations under this Commitment Letter (other than your obligations with respect to assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting information and Projections) prior to the expiration of the Syndication Period) shall automatically terminate and be superseded by the provisions of the Credit Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time.

8. Miscellaneous. This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart thereof. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letter.

This Commitment Letter and the Fee Letter and any claim, controversy or dispute arising out of relating to this Commitment Letter or the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each party hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined in any such court. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties hereto with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter (it being acknowledged and agreed that the initial funding of the Facilities is subject only to the satisfaction (or waiver) of the conditions precedent set forth in Section 5 and Annex III hereto) and (ii) the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties thereto with respect to the subject matter contained therein.

This Commitment Letter, together with the Fee Letter, embodies the entire agreement and understanding among the parties hereto and your affiliates with respect to the Facilities and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter. Neither this Commitment Letter (including the attachments hereto) nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto.

This Commitment Letter may not be assigned by you without our prior written consent (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Parties). Each Commitment Party may assign its commitment hereunder, in whole or in part, to any of its affiliates (provided that such Commitment Party shall not be released from the portion of its commitment hereunder so assigned to the extent such assignee fails to fund the portion of the commitment assigned to it on the Closing Date notwithstanding the satisfaction of the conditions to such funding set forth herein) or, subject to the provisions of this Commitment Letter, to any Lender.

Please indicate your acceptance of the terms of the Facilities set forth in this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter with respect to the Facilities not later than 5:00 p.m. (New York City time) on June 10, 2017, whereupon the undertakings of the parties with respect to the Facilities shall become effective to the extent and in the manner provided hereby. This offer shall terminate if not so accepted by you at or prior to that time. Upon your acceptance of this offer, thereafter the commitments and undertakings of the Commitment Parties hereunder will expire on the earliest of (a) five business days after the Termination Date (as defined in the Acquisition Agreement (as in effect as of the date hereof)), as may be extended pursuant to Section 5.1(c) of the Acquisition Agreement (as in effect as of the date hereof), unless the Closing Date occurs on or prior thereto, (b) the termination of the Acquisition Agreement prior to the Closing Date in accordance with its terms, and (c) the closing of the Acquisition without the use of the Facilities.

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Chiara Carter
	Name:	Chiara Carter
	Title:	Executive Director

[Signature Page to Commitment Letter]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ John Toronto
	Name:	John Toronto
	Title:	Authorized Signatory

By:	/s/ Whitney Gaston
	Name:	Whitney Gaston
	Title:	Authorized Signatory

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Joseph Palombini
	Name:	Joseph Palombini
	Title:	Director

[Signature Page to Commitment Letter]

MACQUARIE CAPITAL (USA) INC.

By:	/s/ Lisa Grushkin
	Name:	Lisa Grushkin
	Title:	Managing Director

By:	/s/ Michael Barrish
	Name:	Michael Barrish
	Title:	Managing Director

MACQUARIE CAPITAL FUNDING LLC

By:	/s/ Lisa Grushkin
	Name:	Lisa Grushkin
	Title:	Authorized Signatory

By:	/s/ Michael Barrish
	Name:	Michael Barrish
	Title:	Authorized Signatory

[Signature Page to Commitment Letter]

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Michael Guttilla Jr.
	Name:	Michael Guttilla Jr.
	Title:	Authorized Signatory

[Signature Page to Commitment Letter]

The provisions of this Commitment Letter are accepted and agreed to as of the date first written above:

GOLDEN ENTERTAINMENT, INC.

By:	/s/ Charles H. Protell
	Name:	Charles H. Protell
	Title:	Chief Financial Officer

[Signature Page to Commitment Letter]

ANNEX I

Project Padre

Summary of Terms and Conditions

$800.0 Million First Lien Term Loan Facility

$100.0 Million First Lien Revolving Credit Facility

Set forth below in this term sheet (the “First Lien Term Sheet”) is a summary of the principal terms and conditions for the First Lien Facilities (as defined below). Capitalized terms used but not defined in this First Lien Term Sheet shall have the meanings set forth in the commitment letter to which this First Lien Term Sheet is attached (the “Commitment Letter”).

Borrower:	Golden Entertainment, Inc., a Minnesota corporation (the “Borrower”).

Guarantors:	Subject to applicable gaming laws, all obligations of the Borrower under the First Lien Facilities and, at the Borrower’s option, under any interest rate protection or other hedging arrangements entered into with, or cash management obligations owing to, any First Lien Lender (as defined below), any First Lien Arranger (as defined below), the First Lien Agent (as defined below) or any person that is an affiliate of a First Lien Lender, a First Lien Arranger or the First Lien Agent at the time the relevant transaction is entered into, shall be fully and unconditionally guaranteed by each of the Borrower’s existing and future wholly-owned domestic Restricted Subsidiaries (as defined below) (the “Guarantors”; and together with the Borrower, the “Loan Parties”) on a senior secured basis, subject to agreed upon exceptions, including, without limitation, for (i) any foreign subsidiary, (ii) any domestic subsidiary that has no material assets other than equity interests (or equity interests and indebtedness) of one or more subsidiaries of the Borrower that are “controlled foreign corporations,” as defined in Section 957 of the Internal Revenue Code (“CFCs”) (a “CFC Holdco”), (iii) any subsidiary of a foreign subsidiary of the Borrower that is a CFC or of a CFC Holdco, (v) special purpose entities, (vi) Unrestricted Subsidiaries (as defined below) and immaterial subsidiaries which meet certain to be agreed upon thresholds, (vii) any subsidiary that is prohibited by law or contractual obligation (to the extent in existence on the Closing Date or at the time of acquisition of the relevant subsidiary and, in each case, not entered into or created in contemplation hereof and only for so long as such prohibition or restriction exists) from providing a guaranty, (viii) not-for-profit subsidiaries, (ix) captive insurance subsidiaries, and (x) any other subsidiary to the extent the First Lien Agent and the Borrower mutually determine the cost or burden of obtaining the guaranty (including any adverse tax consequences) outweigh the benefit to the First Lien Lenders (any such entity described in clauses (i) through (x), an “Excluded Subsidiary”).

Subject to limitations on investments therein, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” (any subsidiary so designated, an “Unrestricted Subsidiary”); provided that no event of default shall have occurred and be continuing or would result from any such designation and the Borrower shall be in pro forma compliance with the Financial Covenant (regardless of whether then applicable). Unrestricted Subsidiaries (and the sale of equity interests therein or assets thereof) will not be subject to the mandatory prepayment, representation and warranty, affirmative or negative covenant or event of default provisions of the First Lien Loan Documents (as defined below) and the cash held by, and results of operations, indebtedness and interest expense of, Unrestricted Subsidiaries will not be taken into account for purposes of determining any financial ratio or covenant contained in the First Lien Loan Documents. “Restricted Subsidiary” shall mean any existing or future direct or indirect subsidiary of the Borrower other than any Unrestricted Subsidiary.

The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower or its applicable Restricted Subsidiary at the date of designation in an amount equal to the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to the Borrower’s or its applicable Restricted Subsidiary’s equity interest therein as reasonably estimated by the Borrower (and such designation shall only be permitted to the extent such Investment is otherwise permitted). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence or making, as applicable, at the time of designation of any then-existing Investment, Indebtedness or Lien of such Restricted Subsidiary, as applicable, and shall be subject to no event of default having occurred and be continuing or would result from such designation and the Borrower shall be in pro forma compliance with the Financial Covenant (regardless of whether then applicable).

First Lien Administrative and Collateral Agent:	JPMorgan (in such capacity, the “First Lien Agent”).

First Lien Joint Lead Arrangers and Joint Bookrunners:	JPMorgan, CS Securities, Macquarie Capital and MSSF (collectively, the “First Lien Arrangers”).

First Lien Lenders:	A syndicate of financial institutions (including JPMorgan, Credit Suisse, Macquarie Lender and MSSF, but excluding Disqualified Lenders) arranged by the First Lien Arrangers and reasonably acceptable to the Borrower (collectively, the “First Lien Lenders”).

First Lien Facilities:	$900.0 million of senior secured first lien credit facilities (the “First Lien Facilities” and each individually, a “First Lien Facility”), which shall each rank pari passu with each other First Lien Facility, consisting of:

	a)	A term loan facility in an aggregate principal amount of $800.0 million (the “First Lien Term Facility”; and the loans under the First Lien Term Facility, the “First Lien Term Loans”; and the First Lien Lenders providing such First Lien Term Loans, the “First Lien Term Lenders”).

	b)	A revolving credit facility in an aggregate principal amount of $100.0 million (the “Revolving Facility” and the loans under the Revolving Facility, the “Revolving Loans”; the First Lien Term Loans and the Revolving Loans, each a “First Lien Loan” and collectively, the “First Lien Loans”; and the First Lien Lenders under the Revolving Facility, the “Revolving Lenders”), of which (i) an amount to be agreed will be available for the issuance of letters of credit (“Letters of Credit”) and (ii) an amount to be agreed will be available for swingline loans (the “Swingline Loans”).

Annex I-2

Incremental First Lien Facilities:	On or before the maturity date of the applicable First Lien Facility, the Borrower shall have the right, but not the obligation, to increase the aggregate amount of the First Lien Facilities by (i) increasing the size of the First Lien Term Facility and/or adding one or more incremental term loan facilities (each, an “Incremental First Lien Term Facility”) and/or (ii) adding one or more incremental revolving facilities and/or increasing the commitments under the Revolving Facility (each an “Incremental Revolving Facility”; and together with any Incremental First Lien Term Facility, the “Incremental First Lien Facilities”) in an aggregate amount of such Incremental First Lien Facilities not to exceed the sum of (A) the greater of (x) $170.0 million and (y) 100% of Consolidated EBITDA for the most recent four-quarter period for which financial statements are available (the “Shared Fixed Incremental Amount”) (minus the aggregate outstanding principal of (i) Incremental Second Lien Facilities (as defined in Annex II) incurred under the Shared Fixed Incremental Amount) and (ii) without duplication, debt incurred under clause (a) of the Ratio Debt Basket (as defined below)) plus (B)(I) in the case of an Incremental First Lien Facility that serves to effectively extend the maturity of the First Lien Term Facility and/or the Revolving Facility, an amount equal to the reductions in the First Lien Term Facility and/or the Revolving Facility to be replaced with such Incremental First Lien Facility and (II) in the case of an Incremental First Lien Facility that effectively replaces any commitment under the Revolving Facility terminated under the “yank-a-bank” provisions, an amount equal to the portion of the relevant terminated commitments under the Revolving Facility plus (C) the amount of any voluntary prepayment or repurchase of the First Lien Term Loans or any Incremental First Lien Term Facility and/or any permanent reduction of the commitments under the Revolving Facility or any Incremental Revolving Facility; provided that the relevant prepayment (I) is not funded with long term indebtedness and (II) shall not include any prepayment that is funded with the proceeds of an Incremental First Lien Facility incurred in reliance on clause (B) above (the amounts under clauses (B) and (C) together, the “Incremental First Lien Prepayment Amount”) (minus the aggregate outstanding principal of debt incurred under clause (b) of the Ratio Debt Basket), plus (D) an unlimited amount (the “Incremental First Lien Incurrence-Based Amount”) at any time so long as in the case of this clause (D), after giving effect to the relevant Incremental First Lien Facility, the First Lien Net Leverage Ratio (as defined below) does not exceed the First Lien Net Leverage Ratio on the Closing Date calculated on a pro forma basis after giving effect to such Incremental First Lien Facility, including the application of the proceeds thereof ((x) assuming, in the case of any Incremental Revolving Facility, that all commitments under such Incremental Revolving Facility were fully drawn and (y) without “netting” the cash proceeds of any borrowing under any such Incremental First Lien Facility); provided that:

	a)	no event of default exists or would exist after giving effect thereto and the representations and warranties in the First Lien Loan Documents shall be true and correct in all material respects; provided that the lenders providing the applicable Incremental First Lien Facility in connection with a Limited Condition Transaction (as defined below) may agree to waive these conditions (other than events of default related to payment or

Annex I-3

bankruptcy and customary specified representations and warranties);

b)	the loans under any Incremental Revolving Facility will mature no earlier than the Revolving Loan Maturity Date (as defined below) and the Incremental Revolving Facility and the Revolving Facility shall be subject to customary pro rata borrowing, letter of credit and swingline participation, commitment reduction, payment and repayment provisions;

c)	other than customary “bridge” facilities (so long as the long term debt into which any such customary “bridge” facility is to be automatically converted satisfies such requirements), the stated maturity date applicable to any Incremental First Lien Term Facility will not be earlier than the First Lien Term Loan Maturity Date (as defined below) and the weighted average life to maturity of any loans under such Incremental First Lien Term Facility shall not be shorter than the remaining weighted average life to maturity of the initial First Lien Term Loans under the First Lien Term Facility;

d)	the interest margins for any Incremental First Lien Facility shall be determined by the Borrower and the lenders under such Incremental First Lien Facility; provided that with respect to any Incremental First Lien Term Facility that is entered into within 12 months of the Closing Date, in the event that the interest margins for any such Incremental First Lien Term Facility are greater than the corresponding interest margins for the existing First Lien Term Facility by more than 50 basis points, then the interest margins for the existing First Lien Term Facility shall be increased to be equal to the interest margins for such Incremental First Lien Term Facility minus 50 basis points; provided, further, that for purposes of determining such interest margins, (w) original issue discount (based on an assumed four-year life to maturity), interest rate floors, and upfront and similar fees payable by the Borrower shall be included, (x) any amendments to the interest margin on the relevant existing facility that became effective subsequent to the Closing Date but prior to the time of the addition of such Incremental First Lien Facility shall be included, (y) if such Incremental First Lien Facility includes any “LIBOR” interest rate floor greater than that applicable to the First Lien Term Facility and such floor is applicable to the First Lien Term Facility on the date of determination, such excess amount shall be equated to interest margin for determining the increase (and, at the option of the Borrower, such increase will be reflected solely as an increase to the applicable “LIBOR” interest rate floor) and (z) customary arrangement, commitment, structuring, underwriting and similar fees (regardless of whether any such fees are paid to or shared in whole or in part with any lenders providing such Incremental First Lien Facility) shall be excluded; provided, further, that any Incremental First Lien Term Facility that is fixed rate debt shall, at the Borrower’s option, be swapped to a floating rate on a customary matched maturity basis;

e)	any Incremental First Lien Facility (A) shall rank pari passu in right of payment and/or with respect to security with the other

Annex I-4

First Lien Facilities, (B) shall not be secured by any assets other than the Collateral (as defined below) and (C) shall not be guaranteed by any person other than a Guarantor; and

f)	except as otherwise provided above with respect to pricing, margin, maturity and/or fees, the terms of any Incremental First Lien Facility shall be substantially identical to the terms of the First Lien Facilities (except to the extent such terms (A) at the option of the Borrower (1) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Borrower); provided that, if any financial maintenance covenant is added for the benefit of any Incremental First Lien Term Facility, such financial maintenance covenant shall also be applicable to the First Lien Term Facility (except to the extent such financial maintenance covenant applies only to periods after the First Lien Term Loan Maturity Date), or (2) are not materially more restrictive to the Borrower (as determined by the Borrower), when taken as a whole, than the terms of the First Lien Term Facility or the Revolving Facility, as the case may be (except for covenants or other provisions applicable only to periods after the First Lien Term Loan Maturity Date or the Revolving Loan Maturity Date, as applicable) (it being understood that any Incremental First Lien Facility may provide for the ability to participate (i) with respect to any voluntary prepayments, on a pro rata basis, greater than pro rata basis or less than pro rata basis with the applicable First Lien Facility and (ii) with respect to any mandatory prepayments, on a pro rata basis or less than pro rata basis with the applicable First Lien Facility (and on a greater than pro rata basis with respect to prepayments of any such Incremental First Lien Facility with the proceeds of First Lien Refinancing Facilities or First Lien Refinancing Notes) or (B) are (i) reasonably satisfactory to the First Lien Agent, (ii) added for the benefit of the First Lien Term Facility or Revolving Facility, as applicable or (iii) applicable only after the First Lien Term Loan Maturity Date or the Revolving Loan Maturity Date, as applicable).

Such increased amounts will be provided by existing First Lien Lenders or new entities reasonably acceptable to the Borrower and the First Lien Agent; provided that no existing First Lien Lender will be obligated to provide any such Incremental First Lien Facility.

For purposes of the foregoing, (I) the Borrower may elect to use the Incremental First Lien Incurrence-Based Amount prior to the Shared Fixed Incremental Amount or the Incremental First Lien Prepayment Amount and regardless of whether there is capacity under the Shared Fixed Incremental Amount or the Incremental First Lien Prepayment Amount, and if the Shared Fixed Incremental Amount, the Incremental First Lien Prepayment Amount and the Incremental First Lien Incurrence-Based Amount are each available and the Borrower does not make an election, the Borrower will be deemed to have elected to use the Incremental First Lien Incurrence-Based Amount; (II) any portion of any First Lien Incremental Facilities incurred in reliance on the Shared Fixed Incremental Amount or the Incremental First Lien Prepayment Amount shall be reclassified, as the Borrower may elect from time to time, as incurred under the Incremental First Lien

Annex I-5

Incurrence-Based Amount if the Borrower meets the applicable First Lien Net Leverage Ratio under the Incremental First Lien Incurrence-Based Amount at such time on a pro forma basis (this clause (II), the “First Lien Incremental Reclassification”); and (III) any amounts incurred under the Shared Fixed Incremental Amount and the Incremental First Lien Prepayment Amount and/or under other applicable fixed dollar baskets (including any grower components thereto), in each case, together with any amounts incurred to fund original issue discount and upfront fees, that is concurrently incurred with, or incurred in a single transaction or series of related transactions with, amounts incurred under the Incremental First Lien Incurrence-Based Amount, will not count as indebtedness for the purposes of calculating the applicable ratio under the Incremental First Lien Incurrence-Based Amount. This paragraph shall apply in an equivalent manner to amounts incurred under the Ratio Debt Basket (as defined below).

The proceeds of any Incremental First Lien Facility may be used by the Borrower and its subsidiaries for working capital and other general corporate purposes, including the financing of Permitted Acquisitions, other permitted Investments and Restricted Payments (as defined below) and any other use not prohibited by the First Lien Loan Documents.

In the event any Incremental First Lien Facility is being used to finance a Limited Condition Transaction, the availability thereof shall, if agreed by the lenders providing such Incremental First Lien Facility, be subject to customary “SunGard” or “certain funds” conditionality provisions; provided that the amount of any Incremental First Lien Facility under the Incremental First Lien Incurrence-Based Amount determined at the time of signing of definitive documentation with respect to, or giving of notice with respect to, a Limited Condition Transaction may be recalculated, at the option of the Borrower, at the time of funding).

As used herein:

“Consolidated EBITDA” will be defined giving effect to the Facilities Documentation Principles (as defined below) (including add-backs and other adjustments consistent therewith), and will include, among others, add-backs and adjustments for (i) pro forma “run rate” expected cost savings, operating expense reductions, other operating improvements and other synergies that are reasonably identifiable and factually supportable (in the good faith determination of the Borrower) and that are reasonably expected to be realized within 18 months of the event giving rise thereto, (ii) costs, charges, accruals, reserves or expenses incurred as a result of the undertaking and/or implementation of the items listed in clause (i) above (provided that add-backs and adjustments listed in clauses (i) and (ii) above shall not exceed 20% of Consolidated EBITDA), (iii) annualization of any operations that have been organically developed by the Loan Parties and operated for at least one full fiscal quarter during the relevant period (but otherwise not operated during the entire relevant period), (iv) any extraordinary or unusual costs, charges, accruals, reserves or expenses and those in connection with any non-recurring events, (v) any non-cash charges and (vi) other add-backs to be agreed and adjustments reflected in the

Annex I-6

quality of earnings report, dated as of May 22, 2017 and delivered to the First Lien Arrangers prior to the date hereof in connection with the Acquisition and in the Model.

“First Lien Net Leverage Ratio” will be defined as the ratio of (i) consolidated debt for borrowed money, purchase money indebtedness and capital leases of the Borrower and its Restricted Subsidiaries (“Consolidated Total Debt”) that are secured on a first-priority basis net of (x) unrestricted cash and cash equivalents of the Borrower and its Restricted Subsidiaries whether or not held in a pledged account and in excess of $40.0 million and (y) cash and cash equivalents of the Borrower and its Restricted Subsidiaries restricted in favor of the First Lien Facilities (which may also include cash and cash equivalents securing other indebtedness secured by a lien on the Collateral along with the First Lien Facilities, in each case, such unrestricted cash and restricted cash and cash equivalents to be determined in accordance with generally accepted accounting principles) (the amounts in clauses (x) and (y), collectively, “Unrestricted Cash”) to (ii) trailing four fiscal quarter Consolidated EBITDA.

“Total Net Leverage Ratio” will be defined as the ratio of (i) Consolidated Total Debt net of Unrestricted Cash, to (ii) trailing four fiscal quarter Consolidated EBITDA.

“Total Secured Net Leverage Ratio” will be defined as the ratio of (i) Consolidated Total Debt that is secured net of Unrestricted Cash, to (ii) trailing four fiscal quarter Consolidated EBITDA.

Limited Condition Transactions:	For purposes of (i) determining compliance with any provision of the First Lien Loan Documents which requires the calculation of the First Lien Net Leverage Ratio, the Total Secured Net Leverage Ratio or the Total Net Leverage Ratio, (ii) determining compliance with representations, warranties, defaults or events of default or (iii) testing availability under baskets set forth in the First Lien Loan Documents, in each case, in connection with a “limited condition” transaction (including any applicable Permitted Acquisition, permitted Investment or unconditional repayment or redemption of, or offer to purchase, any indebtedness) (any such transaction, a “Limited Condition Transaction”), at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted under the First Lien Loan Documents shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent test period ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such representation, warranty, ratio or basket, such representation, warranty, ratio or basket shall be deemed to have been complied with.

For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations of

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the target of any Limited Condition Transaction) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of such ratios or baskets on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated (x) on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of debt and the use of proceeds thereof) have been consummated and (y) in the case of any such ratio or basket related to Restricted Debt Payments or Restricted Payments (in each case as defined below), without giving effect to such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of debt and the use of proceeds thereof).

Refinancing Facilities:	Subject to the provisions set forth under “Prepayment Fee” below, the First Lien Loan Documents will contain customary provisions permitting the Borrower to refinance on a dollar for dollar basis and/or replace (i) the Revolving Facility, in whole or in part, with one or more revolving credit facilities (each a “First Lien Refinancing Revolving Facility”) and (ii) the First Lien Term Facility, in whole or in part, with one or more term loan facilities (each, a “First Lien Refinancing Term Loan Facility” and together with each First Lien Refinancing Revolving Facility, collectively, the “First Lien Refinancing Facilities”)) with the consent of, to the extent such First Lien Refinancing Facility is consummated under the First Lien Loan Documents, the First Lien Agent (not to be unreasonably withheld, delayed or conditioned) or, in the case of the First Lien Term Facility, with one or more additional series of notes or loans, in each case, that may be pari passu with or junior to the remaining portion of the First Lien Facilities in right of payment and/or security and/or be unsecured (such notes or loans, collectively, the “First Lien Refinancing Notes”) which, to the extent secured by a lien on the Collateral, will be subject to the Intercreditor Agreement or other intercreditor arrangements to be agreed in the First Lien Loan Documents (with such immaterial changes as are reasonably acceptable to the First Lien Agent and posted to the First Lien Lenders for five business days); provided that (i) other than customary “bridge” facilities (so long as the long term debt into which any such customary “bridge” facility is to be automatically converted satisfies such requirements), any First Lien Refinancing Term Loan Facility or First Lien Refinancing Notes do not mature prior to the maturity date of, or have a shorter weighted average life than, loans under the First Lien Term Facility being refinanced, (ii) any First Lien Refinancing Revolving Facility does not mature prior to the maturity date of the Revolving Facility being refinanced, (iii) such First Lien Refinancing Facility or First Lien Refinancing Notes shall have pricing (including interest, fees and premiums), optional prepayment and redemption terms as may be agreed by the Borrower and the other parties thereto, (iv) the other terms and conditions of such First Lien Refinancing Facility or First Lien Refinancing Notes (excluding maturity, pricing and optional prepayment or redemption terms) are

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substantially identical to, or no more favorable to the investors providing such First Lien Refinancing Facility or First Lien Refinancing Notes, as applicable, than, those applicable to the First Lien Term Facility or Revolving Facility being refinanced or replaced (except to the extent such terms (A) at the option of the Borrower are not materially more restrictive to the Borrower (as reasonably determined by the Borrower in good faith), when taken as a whole, than the terms of the First Lien Term Facility or the Revolving Facility, as the case may be (except for covenants or other provisions applicable only to periods after the First Lien Term Loan Maturity Date or the Revolving Loan Maturity Date, as applicable) (it being understood that any First Lien Refinancing Facilities or First Lien Refinancing Notes may provide for the ability to participate (i) with respect to any voluntary prepayments, on a pro rata basis, greater than pro rata basis or less than pro rata basis with the applicable First Lien Facility and (ii) with respect to any mandatory prepayments, on a pro rata basis (only in respect of a First Lien Refinancing Facility or First Lien Refinancing Notes that rank pari passu with the applicable First Lien Facility) or less than pro rata basis with the applicable First Lien Facility (and on a greater than a pro rata basis with respect to prepayments of any such First Lien Refinancing Facility or First Lien Refinancing Notes with the proceeds of additional First Lien Refinancing Facilities or First Lien Refinancing Notes) or (B) are (i) reasonably satisfactory to the First Lien Agent, (ii) added for the benefit of the First Lien Term Facility or Revolving Facility, as applicable or (iii) applicable only after the First Lien Term Loan Maturity Date or the Revolving Loan Maturity Date, as applicable), (v) if any such First Lien Refinancing Facility or First Lien Refinancing Notes is secured, it shall not be secured by any assets other than the Collateral, (vi) if any such First Lien Refinancing Facility or issuance of First Lien Refinancing Notes is unsecured or is secured on a junior lien basis, it shall not require any scheduled amortization or scheduled payments of principal until, and shall mature, at least 91 days after the First Lien Term Loan Maturity Date, (vii) if any such First Lien Refinancing Facility or issuance of First Lien Refinancing Notes is guaranteed, it shall not be guaranteed by any person other than a Guarantor, (viii) the aggregate principal amount of any First Lien Refinancing Facility or any First Lien Refinancing Notes shall not exceed the aggregate principal amount of indebtedness and commitments being refinanced or replaced therewith, plus interest, premiums, fees and expenses or to the extent otherwise permitted under the First Lien Loan Documents and (ix) in the case of any First Lien Refinancing Revolving Facility, the definitive documentation shall include provisions to govern pro rata payment, repayment, borrowings, letter of credit participation and commitment reductions.

Letters of Credit:	Letters of Credit will be issued for the account of the Borrower and its subsidiaries by JPMorgan and any other Revolving Lenders acceptable to the Borrower that agree to issue Letters of Credit (each, an “L/C Issuer”). Letters of Credit shall be subject to the customary procedures of the applicable L/C Issuer. Each Letter of Credit will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Letters of Credit shall be subject to the customary procedures of the applicable L/C Issuer. Each Letter of Credit will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

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Each Letter of Credit shall expire on or before the earlier of (a) twelve months after the original date of issuance unless consented to by the applicable L/C Issuer and (b) the fifth business day prior to the Revolving Loan Maturity Date unless arrangements (including cash collateralization of such Letters of Credit) reasonably satisfactory to the applicable L/C Issuer have been entered into; provided that any Letter of Credit may provide for automatic renewal for additional one-year periods (which may not extend beyond the date that is the fifth business day prior to the Revolving Loan Maturity Date unless arrangements (including cash collateralization of such Letters of Credit) reasonably satisfactory to the applicable L/C Issuer have been entered into).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (which can be made with the proceeds of Revolving Loans) by the first business day after notice of such drawing is received by the Borrower from the applicable L/C Issuer. Each Revolving Lender will acquire an irrevocable and unconditional pro rata participation in each Letter of Credit and, upon the failure of the Borrower to so reimburse the applicable L/C Issuer, each such Revolving Lender shall be irrevocably and unconditionally required to fund such pro rata participation of such unreimbursed drawing to such L/C Issuer.

Letters of Credit may be issued on the Closing Date in the ordinary course of business and/or to replace or provide credit support for any existing letters of credit (including by “grandfathering” such existing letters of credit into the Revolving Facility to the extent such existing letters of credit are issued by a Revolving Lender).

Swingline Loans:	Swingline Loans will be made available from JPMorgan Chase Bank, N.A. (in such capacity, the “Swingline Lender”) on same-day notice and will reduce availability under the Revolving Facility on a dollar-for-dollar basis. Each Revolving Lender will acquire an irrevocable and unconditional pro rata participation in each Swingline Loan, and shall, promptly upon request by the Swingline Lender, be irrevocably and unconditionally required to fund such pro rata participation (which can be made in the form of Revolving Loans to the Borrower).

Maturity and Amortization:	First Lien Term Facility: The First Lien Term Facility shall mature on the seventh anniversary of the Closing Date (the “First Lien Term Loan Maturity Date”).

The First Lien Term Loans shall be repayable in equal consecutive quarterly installments of 0.25% of the original principal amount of the First Lien Term Loans commencing on the last business day of the first full fiscal quarter beginning after the Closing Date, with the then remaining balance payable on the First Lien Term Loan Maturity Date.

Revolving Facility: The Revolving Facility shall mature on the fifth anniversary of the Closing Date (the “Revolving Loan Maturity Date”). There shall be no amortization of Revolving Loans under the Revolving Facility.

The First Lien Loan Documents shall provide the right for the Borrower to extend the maturity date of commitments and/or the payment dates of First Lien Loans outstanding with only the consent of

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the respective extending First Lien Lenders as further described under “Amendments” below.

Purpose and Availability:	The First Lien Term Loans shall be drawn in full on the Closing Date.

The Revolving Loans (including Letters of Credit) shall be available on and after the Closing Date; provided that Revolving Loans made on the Closing Date may not exceed the sum of (i) amounts to fund working capital and refinance outstanding revolving borrowings of the Target and its subsidiaries in an amount not to exceed $15.0 million plus (ii) an amount equal to the increase in fees paid on the Closing Date resulting from any exercise of “flex” plus (iii) amounts required to replace, backstop or cash collateralize existing letters of credit.

The proceeds of the First Lien Term Loans and Revolving Loans shall be used (a) to finance a portion of the Transactions and (b) for the Borrower’s and its subsidiaries’ ongoing working capital requirements and other general corporate purposes (including capital expenditures, Permitted Acquisitions and permitted Investments).

Once repaid, the First Lien Term Loans may not be reborrowed.

Revolving Loans will be available at any time prior to the final maturity of the Revolving Facility in minimum principal amounts consistent with the Facilities Documentation Principles. Revolving Loans may be borrowed, repaid and reborrowed.

Interest:	The First Lien Loans will bear interest based on the Base Rate (as defined below) (“Base Rate Loans”) or LIBOR (as defined below) (“LIBOR Loans”), at the Borrower’s option (subject to certain customary exceptions), except that all Swingline Loans will bear interest based only on the Base Rate.

Base Rate Loans: Interest on Base Rate Loans will accrue at the Base Rate plus the applicable Interest Margin referred to below. Such interest will be calculated on the basis of the actual number of days elapsed in a 365-day year (or a 366-day year in a leap year) and payable quarterly in arrears.

“Base Rate” means a per annum rate equal to the greatest of (a) the Federal Funds Effective Rate plus 1⁄2 of 1.00%, (b) the rate of interest publicly announced by the First Lien Agent as its prime rate in effect at its principal office in New York City, (c) one-month LIBOR plus 1.00% and (d) (i) in respect of First Lien Term Loans only, 1.75% and (ii) in respect of Revolving Loans only, 1.00%.

Base Rate Loans may be borrowed with same day notice in minimum amounts to be agreed consistent with the Facilities Documentation Principles.

LIBOR Loans: Interest on LIBOR Loans will accrue at the LIBOR Rate plus the applicable Interest Margin referred to below.

“LIBOR Rate” means the higher of (a) the annual rate for deposits in U.S. dollars equal to the London Interbank Offered Rate determined by

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reference to a customary source to be agreed (“LIBOR”) for the periods selected by the Borrower (“Interest Periods”) of one, two, three or six months (or, if available, to the applicable First Lien Lenders, twelve months or a shorter period (as selected by the Borrower)) and (b) (i) in respect of the First Lien Term Loans only, 0.75% and (ii) in respect of Revolving Loans only, 0.00%.

LIBOR borrowings will require three business days’ prior notice and will be in minimum amounts to be agreed consistent with the Facilities Documentation Principles. Interest will be paid at the end of each Interest Period or, for Interest Periods longer than three months, quarterly, and will be calculated on the basis of the actual number of days elapsed in a 360-day year.

Interest Margins: The applicable interest margin (the “Interest Margin”) will be the following percentages:

Facility	Base Rate Loans	LIBOR Loans

First Lien Term Facility	2.00%	3.00%

Revolving Facility	2.00%	3.00%

Following delivery of financial statements for the first full fiscal quarter ending after the Closing Date, the Interest Margin for the Revolving Loans shall be subject to two stepdowns of 0.25% at Total Net Leverage Ratio levels that are 0.50:1.00 times and 1.00:1.00 times, less than the Total Net Leverage Ratio on the Closing Date, respectively.

At any time when a payment event of default (with respect to any principal, interest or fees) or a bankruptcy event of default exists, the relevant overdue amounts of principal and interest under the First Lien Facilities shall bear interest at 2% above the otherwise applicable rate then borne by such borrowings (or in the case of interest, the borrowings to which such overdue amount relates) and overdue fees shall bear interest at 2% above the rate applicable to Base Rate Loans.

Other Fees:	Commitment Fee: The Borrower shall pay a commitment fee on the daily unused amount of the commitments under the Revolving Facility (reduced by the face amount of outstanding Letters of Credit), payable quarterly in arrears, from the Closing Date until the termination or expiration of the Revolving Facility, equal to 0.50% per annum and stepping down to 0.375% at a Total Net Leverage Ratio level that is 0.50:1.00 times less than the Total Net Leverage Ratio on the Closing Date. Swingline Loans shall, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the Revolving Facility. Such fee shall be shared ratably among the Revolving Lenders.

Letter of Credit Fees: The Borrower shall pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Interest Margin then in effect for Revolving Loans that are LIBOR Loans on the face

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amount of each undrawn Letter of Credit. Such fee shall be shared ratably among the Revolving Lenders and shall be payable quarterly in arrears.

The Borrower shall pay a fronting fee in an amount to be agreed (but not to exceed 0.125% per annum) on the face amount of each Letter of Credit to the applicable L/C Issuer for its own account, payable quarterly in arrears, together with customary administration and issuance fees.

The forgoing fees shall be calculated based on the actual number of days elapsed in a 360-day year and shall be paid quarterly in arrears.

Voluntary Prepayments and Commitment Reductions:	First Lien Loans may be prepaid and commitments may be reduced, in whole or in part without premium or penalty, in minimum amounts to be agreed consistent with the Facilities Documentation Principles, at the option of the Borrower at any time upon customary notice requirements, subject to reimbursement of the First Lien Lenders’ breakage costs in the case of a prepayment of LIBOR Loans prior to the last day of the relevant Interest Period and, if applicable, the “Prepayment Fee” below.

Optional prepayments of the First Lien Term Loans shall be applied as directed by the Borrower.

Prepayment Fee:	Any Repricing Transaction (as defined below) (and any “yank-a-bank” assignment in connection therewith) that is consummated prior to the date that is six months after the Closing Date will be subject to a 1.00% prepayment premium (expressed as a percentage of the outstanding principal amount of the First Lien Term Loans that are being prepaid or, in the case of an amendment, that are subject to the relevant Repricing Transaction).

For purposes of the First Lien Loan Documents, “Repricing Transaction” means the refinancing or repricing (including by way of amendment) by the Borrower of all or any portion of the First Lien Term Loans the primary purpose of which is to reduce the all-in-yield applicable to the First Lien Term Loans (x) with the proceeds of any secured term loans incurred by the Borrower or any Guarantor or (y) in connection with any amendment to the First Lien Loan Documents, in either case, (i) having or resulting in an effective interest rate (to be calculated in a manner consistent with that set forth above in clause (d) of the proviso under the heading “Incremental First Lien Facilities” above) as of the date of such refinancing or repricing that is (and not by virtue of any fluctuation in any “base” rate) less than the effective interest rate applicable to the First Lien Term Loans as of the date of such refinancing or repricing and (ii) in the case of a refinancing of the First Lien Term Loans, the proceeds of which are used to repay, in whole or in part, the principal of outstanding First Lien Term Loans, but excluding, in any such case, any refinancing or repricing of First Lien Term Loans in connection with Significant Acquisitions (as defined below) or a Change of Control (as defined below).

“Significant Acquisitions” shall mean acquisitions that, individually or in the aggregate, are either not permitted under the First Lien Loan

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Documents or which result in Consolidated EBITDA, determined on a pro forma basis after giving effect thereto, being equal to or greater than 135% of Consolidated EBITDA immediately prior to the consummation of such acquisitions (such percentage, the “Significant Acquisition Threshold”).

Mandatory Prepayments and Commitment Reductions:	The following amounts shall be applied to prepay the First Lien Loans, in each case with carveouts and exceptions consistent with the Facilities Documentation Principles:

	a)	100% of the net cash proceeds of certain non-ordinary course asset sales or other dispositions of property by the Borrower or any of its Restricted Subsidiaries (including insurance and condemnation proceeds) after the Closing Date (subject to exceptions consistent with the Facilities Documentation Principles) in excess of an amount to be agreed in any single transaction or series of related transactions, subject to the right of the Borrower to reinvest such proceeds if reinvested (or committed to be reinvested) within 12 months (and, if so committed to be reinvested within such 12 month period, so long as such reinvestment is actually completed within 6 months thereafter; provided that the Borrower may elect to deem expenditures that otherwise would be permissible reinvestments that occur prior to receipt of the proceeds of an asset sale to have been reinvested in accordance with the provisions hereof, so long as such deemed expenditure shall have been made no earlier than the earlier of execution of a definitive agreement for such asset sale and consummation of such asset sale;

	b)	100% of the net cash proceeds received by the Borrower or any of its Restricted Subsidiaries from the issuance of debt after the Closing Date (other than permitted debt but including First Lien Refinancing Facilities and First Lien Refinancing Notes); and

	c)	in each fiscal year following the first full fiscal year of the Borrower to occur after the Closing Date, 50% of Excess Cash Flow (to be defined in a manner consistent with the Facilities Documentation Principles, but in any event (i) (x) voluntary prepayments of the First Lien Term Loans or any Incremental First Lien Term Facility or any first lien indebtedness incurred under the Ratio Debt Basket, (y) reductions in the outstanding principal amount of any First Lien Facility resulting from assignments to (and purchases by) the Borrower or its affiliates and (z) voluntary prepayments of the Revolving Loans and loans under any Incremental Revolving Facility and any first lien revolving facility incurred under the Ratio Debt Basket (to the extent in the case of this clause (z), accompanied by a permanent reduction of the corresponding commitment), in each case under this clause (i), made during such fiscal year or (without duplication) after year-end and prior to the time such Excess Cash Flow prepayment is due, will reduce the amount of Excess Cash Flow prepayments required for such fiscal year on a dollar-for-dollar basis (it being understood that any such reduction in respect of prepayments or assignments made at a discount to par will only reduce Excess Cash Flow by the amount of cash actually paid) and (ii) Excess Cash Flow shall be reduced for, among other things, (x) cash used

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for capital expenditures, certain customary permitted Investments, Permitted Acquisitions and certain Restricted Payments and Restricted Debt Payments to be agreed made during such fiscal year or (without duplication) after year-end and prior to the time such Excess Cash Flow prepayment is due, in each case, except to the extent financed with long-term indebtedness (other than revolving indebtedness) and (y) any other cash expenditure made during such period that does not reduce consolidated net income) subject to reductions to 25% and 0% based upon the achievement of Total Net Leverage Ratio levels that are 0.50:1.00 and 1.00:1.00 times less than the Total Net Leverage Ratio on the Closing Date, respectively.

Mandatory prepayments shall be applied as directed by the Borrower; provided that (i) mandatory prepayments may not be directed to a later maturing class of First Lien Term Loans without at least pro rata repayment of any related earlier maturing class and (ii) in the case of mandatory prepayments pursuant to clauses (a) and (c) above, a ratable portion of such mandatory prepayment may be applied to redeem, prepay or offer to purchase any Incremental First Lien Facilities or debt incurred under the Ratio Debt Basket that is secured on a pari passu basis with the First Lien Facilities, in each case if required under the terms of the applicable documents governing such Incremental First Lien Facilities or other debt.

Any First Lien Lender may elect not to accept any mandatory prepayment made pursuant to clause (a) or (c) above (such declined payment, the “First Lien Declined Proceeds”). Any such First Lien Declined Proceeds shall be applied to any mandatory prepayments required under the Second Lien Facility. In the event that any Second Lien Lender (as defined in Annex II) elects not to accept its pro rata share of any mandatory prepayment from such First Lien Declined Proceeds, such amounts may be retained by the Borrower (such declined payment, the “Declined Proceeds”). Any such Declined Proceeds may, subject to the requirements of the Second Lien Loan Documents (as defined in Annex II), be retained by the Borrower and will increase the Available Amount (as defined below).

Mandatory prepayments, to the extent attributable to foreign subsidiaries, will be subject to permissibility under local law (e.g., financial assistance, corporate benefit, thin capitalization, capital maintenance, and similar legal principles, restrictions on upstreaming of cash intra group and the fiduciary and statutory duties of the directors of the relevant subsidiaries); provided that the Borrower shall take all commercially reasonable actions required by applicable law to permit the repatriation of the relevant amounts. Further, if the Borrower determines in good faith that it or its Restricted Subsidiaries would incur a material adverse tax liability (including any material withholding tax), if all or a portion of the funds required to make a mandatory prepayment attributable to foreign subsidiaries were upstreamed or transferred as a distribution or dividend (a “Restricted Amount”), the amount the Borrower will be required to mandatorily prepay shall be reduced by the Restricted Amount until such time as it may upstream or transfer such Restricted Amount without incurring such tax liability.

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Collateral:	Subject to the limitations set forth in this section, the Funds Certain Provisions and applicable gaming laws (it being understood that applicable gaming law (i) requires prior approval of liens on certain of the pledged equity, which approval will not be obtained prior to the Closing Date, (ii) requires all certificates evidencing certain of the pledged equity to be kept within the State of Nevada, and (iii) prohibits liens on cage cash and certain mandated gaming reserves and (iv) requires certain approvals prior to enforcement), the First Lien Facilities and any interest rate protection or other hedging arrangements entered into with, or cash management obligations owing to, any First Lien Lender or any affiliate of a First Lien Lender and designated by the Borrower as a bank product obligation pursuant to the terms of the First Lien Loan Documents will be secured by a valid and perfected first priority lien (subject to permitted liens and other exceptions to be set forth in the First Lien Loan Documents, including, without limitation, liens expressly permitted to exist after the Closing Date pursuant to the Acquisition Agreement and otherwise set forth below) on substantially all assets of the Borrower and each Guarantor (in each case, other than Excluded Assets (as defined below)), whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”), including, without limitation:

	a)	all equity interests held directly by the Borrower or any Guarantor (which, in the case of equity interests of any foreign subsidiary that is a CFC or of any CFC Holdco, shall be limited to 100% of non-voting stock and 65% of the voting capital stock of such subsidiary);

	b)	substantially all tangible and intangible assets of the Borrower and the other Loan Parties; and

	c)	all proceeds and products of the foregoing.

Notwithstanding the foregoing, the following assets will be excluded from Collateral (collectively, the “Excluded Assets”): (i) all leasehold interests in real property that has a value less than an amount to be agreed (in each case, with all required mortgages being permitted to be delivered after the Closing Date in accordance with the Funds Certain Provisions and such mortgages only being required if after the exercise of commercially reasonable efforts by the Borrower (which shall not include the payment of consideration) the landlord under such lease has consented to the granting of a mortgage thereon; provided that in no case shall landlord lien waivers, estoppels and collateral access letters be required), (ii) all motor vehicles and other assets subject to certificates of title, letter of credit rights (except to the extent perfected by the filing of Uniform Commercial Code financing statements) below a threshold to be agreed and commercial tort claims below a threshold to be agreed, (iii) all fee-owned real property (x) located outside the United States and (y) that has a value less than an amount to be agreed (in each case, with all required mortgages being permitted to be delivered after the Closing Date in accordance with the Funds Certain Provisions), (iv) any assets to the extent the grant of a security interest therein is prohibited or restricted by applicable law, rule or regulation or that would require the consent of any governmental authority or third party to such pledge or security interest, unless such consent has been obtained, in each case except to the extent such prohibition or

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restriction is ineffective under the Uniform Commercial Code or other applicable laws (other than proceeds of such assets, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition), (v) any leases, contracts, agreements, licenses, franchises and permits to the extent the grant of a security interest therein is prohibited or is restricted by applicable law or by the terms thereof or that would require the consent of any governmental authority or third party to such pledge or security interest, unless such consent has been obtained, in each case except to the extent such prohibition or restriction is ineffective under the Uniform Commercial Code or other applicable laws (other than proceeds thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition) and so long as no such prohibition, restriction or third party consent requirement was created in contemplation hereof, (vi) equipment and assets that are subject to a lien securing a purchase money or capital lease obligation permitted to be incurred under the First Lien Loan Documents, if the underlying contract or other agreement associated therewith prohibits or restricts the creation of any other lien on such equipment (including any requirement to obtain the consent of a third party or the granting of a lien on such assets would trigger the termination (or a right of termination) of any such purchase money or capital lease agreement pursuant to any “change of control” or similar provision or the ability for any third party to amend in a materially adverse manner any rights, benefits and/or obligations of the Loan Parties in respect of those assets or which require any Loan Party or any subsidiary of any Loan Party to take any action materially adverse to the interests of that subsidiary or any Loan Party), except to the extent such prohibition or restriction is ineffective under the Uniform Commercial Code or other applicable laws (other than proceeds thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable laws notwithstanding such prohibition) and so long as no such contractual provision was entered into in contemplation hereof, (vii) equity interests in (a) non-wholly owned partnerships, joint ventures and any non-wholly owned subsidiary, in each case, to the extent that the organizational documents or other agreements with other equity holders do not permit or restrict the pledge of such equity interests or would require the consent of any third party to such pledge or security interest, unless such consent has been obtained, except to the extent such prohibition or restriction is ineffective under the Uniform Commercial Code or other applicable law, and (b) immaterial subsidiaries, captive insurance subsidiaries, not-for-profit subsidiaries, special purpose entities used for permitted securitization facilities and Unrestricted Subsidiaries, (viii) any “intent to use” trademark applications prior to the filing of statement of use, (ix) payroll, petty cash, withholding and trust, and other deposit and securities accounts with a de minimis average balance (including zero balance accounts) and other accounts to be agreed upon, (x) margin stock, (xi) any assets or indebtedness of any Excluded Subsidiary and (xii) other exceptions to be mutually agreed upon consistent with the Facilities Documentation Principles.

Notwithstanding anything to the contrary contained herein, (a) the Loan Parties shall not be required to grant a security interest in any asset or perfect a security interest in any Collateral to the extent the cost, burden or consequences (including material adverse tax consequences) of

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obtaining or perfecting a security interest in such assets exceeds the practical benefit of such collateral to the First Lien Lenders as reasonably determined by the Borrower and the First Lien Agent, and (b) (i) control agreements or other control arrangements shall not be required, including in respect of any deposit, securities or commodities accounts (other than control of pledged capital stock and material intercompany notes to the extent otherwise required in the First Lien Loan Documents) or (ii) no action outside the United States shall be required for any asset located outside of the United States and no foreign law security or pledge agreements or foreign intellectual property filing or search shall be required.

The lien priority, relative rights and other creditors’ rights issues in respect of the First Lien Facilities and the Second Lien Facility will be set forth in an intercreditor agreement (the “Intercreditor Agreement”) to be agreed upon. For the avoidance of doubt, the Intercreditor Agreement will, among other things, and to the extent the same is permitted to be incurred and secured under the First Lien Loan Documents and the Second Lien Loan Documents (a) permit additional first lien indebtedness permitted to be incurred pursuant to the Incremental First Lien Facilities and/or otherwise in accordance with the terms of the First Lien Loan Documents, (b) permit additional second lien indebtedness permitted to be incurred pursuant to the Incremental Second Lien Facilities and/or otherwise in accordance with the terms of the Second Lien Loan Documents, (c) permit refinancing indebtedness in respect of any of the foregoing (including, in the case of the First Lien Facilities and the Second Lien Facility, in the form of First Lien Refinancing Facilities, First Lien Refinancing Notes and the equivalent under the Second Lien Facility) and (d) not impose any restrictions on amendments of the First Lien Loan Documents or the Second Lien Loan Documents.

First Lien Loan Documents:	Initial drafts of the primary definitive loan documentation for the First Lien Facilities (the “First Lien Loan Documents”) shall be drafted by Latham & Watkins LLP, counsel to the Borrower, and shall contain the terms and conditions set forth herein and in the Commitment Letter and such other terms as the Borrower and the First Lien Arrangers may agree, which will be negotiated in good faith (giving effect to the Funds Certain Provisions) so that the First Lien Loan Documents are finalized in a timely manner in light of the expected Closing Date; it being understood and agreed that the First Lien Loan Documents shall (a) give due regard to the operational and strategic requirements of the Borrower, the Target and their respective subsidiaries in light of their consolidated size, industries, practices and proposed business plan (including, without limitation, the leverage profile and projected free cash flow generation of the Borrower, the Target and their respective subsidiaries), in each case, after giving effect to the transactions contemplated herein, (b) be based on that certain Credit Agreement dated as of June 8, 2016 among Station Casinos LLC, as Borrower, the guarantors party thereto, Deutsche Bank AG Cayman Islands Branch, as agent, and the lenders from time to time party thereto, as amended through the date hereof but give due regard to flexibilities provided to borrowers in recent leveraged financings for diversified gaming companies, (c) give due regard to the Projections and the model to be delivered by the Borrower to the First Lien Arrangers in form and substance consistent with the model, dated as of June 1, 2017, received

Annex I-18

by the First Lien Arrangers (the “Model”) (as adjusted for the Facilities and changes set forth in any Flex Provisions (as defined in the Fee Letter)), and including other relevant exceptions to be agreed, (d) not contain any conditions to the availability and initial funding of the First Lien Facilities on the Closing Date other than as set forth on Annex III to the Commitment Letter, (e) include the First Lien Agent’s customary agency provisions and certain mechanical provisions (consistent and reflective of the First Lien Agent’s customary requirements and practices) and (f) take into account any changes in law or accounting standards or to cure any mistakes or defects (collectively, the “Facilities Documentation Principles”). The terms “customary” and “to be agreed” and similar terms will be interpreted in light of the Facilities Documentation Principles.

Subject to the right to exercise the Flex Provisions, the First Lien Loan Documents shall contain only those mandatory prepayments, representations and warranties, affirmative, financial and negative covenants and events of default expressly set forth in this First Lien Term Sheet, in each case, applicable to the Borrower and its Restricted Subsidiaries, which shall be subject to standards, qualifications, thresholds, exceptions for materiality and/or otherwise and “baskets,” grace and cure periods, in each case, consistent (where applicable) with the Facilities Documentation Principles (it being understood that certain exceptions to be agreed upon that are subject to a monetary cap shall also include a “builder” component based on a percentage of the Consolidated EBITDA of the Borrower that corresponds to the applicable initial monetary cap).

All ratios in the First Lien Loan Documents shall be automatically adjusted to account for increases in fees paid on the Closing Date as a result of any exercise of “flex”.

Conditions Precedent to Initial Borrowing:	The effectiveness of the First Lien Loan Documents and funding the initial First Lien Loans on the Closing Date shall be subject only to the conditions set forth on Annex III to the Commitment Letter.

Conditions Precedent to all Borrowings after the Closing Date:	Each extension of credit under the First Lien Facilities after the Closing Date shall be subject to:

	a)	receipt of a notice of borrowing or letter of credit request, as applicable;

	b)	absence of any default or event of default before or after giving effect to such extension of credit; and

	c)	the accuracy in all material respects of the representations and warranties of the Borrower and the other Loan Parties.

Representations and Warranties:	Representations and warranties shall be limited to the following (to be applicable to the Borrower and the Restricted Subsidiaries) (subject to thresholds and/or exceptions to be agreed consistent with the Facilities Documentation Principles): organization and existence; power and authority; authorization; execution, delivery and enforceability of the

Annex I-19

First Lien Loan Documents; no conflicts with law, organizational documents or material contractual obligations; accuracy of disclosure as of the Closing Date; financial statements and pro formal financial information; no material adverse effect (after the Closing Date); compliance with applicable laws and regulations (including environmental laws and gaming laws); licenses and permits, material consents and approvals (including with respect to the Acquisition); ownership of property; intellectual property; capitalization of subsidiaries as of the Closing Date; insurance; ERISA and labor matters; no material litigation; margin regulations; anti-terrorism laws (including money laundering rules and regulations and laws applicable to sanctioned persons (including OFAC, FCPA and the PATRIOT Act); inapplicability of the Investment Company Act of 1940; solvency on a consolidated basis on the Closing Date after giving effect to the Transactions (consistent with the solvency certificate attached as Annex IV to the Commitment Letter); payment of taxes; and validity, priority and perfection of liens and security interests in the Collateral; but in all respects limited on the Closing Date to the accuracy of the Specified Representations and the Acquisition Agreement Representations.

Affirmative Covenants:	Affirmative covenants shall be limited to the following (to be applicable to the Borrower and the Restricted Subsidiaries) (subject to thresholds and/or exceptions to be agreed consistent with the Facilities Documentation Principles): delivery of annual audited financial statements within 90 days of the close of each fiscal year (or, with respect to the first such delivery after the Closing Date, 120 days), in each case, accompanied by an opinion of either Piercy Bowler Taylor & Kern, Grant Thornton or another independent accounting firm of national recognition, that is not subject to (i) a “going concern” qualification (other than a “going concern” qualification that is due to the maturity within twelve months of any indebtedness or any prospective or actual default or event of default of any financial covenant), or (ii) a qualification as to the scope of the relevant audit, quarterly unaudited financial statements (for each of the first 3 fiscal quarters of each fiscal year) within 45 days (or, with respect to such delivery after the Closing Date, 60 days) of each fiscal quarter end (limited to the first three fiscal quarters of any fiscal year), in each case of clause (i) and (ii) above, accompanied by customary management’s discussion and analysis (provided that the foregoing delivery may be satisfied by furnishing the applicable financial statements in the Borrower’s Form 10-K, 10-Q, as applicable, filed with the Securities Exchange Commission), and with annual financial projections (showing financial projections for each fiscal quarter in the fiscal year covered thereby) within 90 days of the close of each fiscal year; delivery of certificates, notices and other material information (including notices of default, litigation, ERISA events and material adverse change and the identification of information as suitable for distribution to Public Lenders upon reasonable request therefor by the First Lien Agent); compliance with applicable laws and regulations; commercially reasonable efforts to maintain public corporate credit and public corporate family ratings for the Borrower and public ratings for the First Lien Term Facility by each of S&P and Moody’s (but not to maintain a specific rating); to the extent reasonably requested by the First Lien Agent, hold an annual conference call with lenders at a time to be mutually agreed after the delivery of applicable audited financial

Annex I-20

statements; payment of taxes; use of proceeds; preservation of existence; visitation and inspection rights; keeping of books and records; maintenance of properties and insurance coverage; covenants to guarantee obligations and give security; and further assurances.

Negative Covenants:	Limited to the following (to be applicable to the Borrower, the Restricted Subsidiaries, subject to exceptions and baskets to be agreed consistent with the Facilities Documentation Principles):

	a)	Limitations on indebtedness, with exceptions for, among other things:

		A.	additional senior, senior subordinated or subordinated debt in the amount of (a) the greater of (x) $170.0 million and (y) 100% of Consolidated EBITDA for the most recent four-quarter period for which financial statements are available (minus the aggregate outstanding principal of Incremental First Lien Facilities and Incremental Second Lien Facilities incurred under the Shared Fixed Incremental Amount) plus (b) the amount of any voluntary prepayment of the First Lien Term Loans, any Incremental First Lien Term Facility or any amounts incurred under the Ratio Debt Basket and/or any permanent reduction of the commitments under the Revolving Facility, the commitments under any Incremental Revolving Facility or the commitments incurred under the Ratio Debt Basket; provided that the relevant prepayment is not funded with long term indebtedness (minus the aggregate outstanding principal of Incremental First Lien Facilities incurred under the Incremental First Lien Prepayment Amount) plus (c) an additional amount, so long as after giving effect thereto, (1) if such debt is secured by a lien on the Collateral that is pari passu with the lien securing the First Lien Facilities, the First Lien Net Leverage Ratio does not exceed the First Lien Net Leverage Ratio on the Closing Date and the Borrower shall be in compliance with the Financial Covenant (regardless of whether then applicable), (2) if such debt is secured by a lien on the Collateral that is junior to the lien securing the First Lien Facilities, the Total Secured Net Leverage Ratio does not exceed Total Secured Net Leverage Ratio on the Closing Date and the Borrower shall be in compliance with the Financial Covenant (regardless of whether then applicable) and (3) if such debt is unsecured, the Total Net Leverage Ratio does not exceed Total Net Leverage Ratio on the Closing Date and the Borrower shall be compliance with the Financial Covenant (regardless of whether then applicable), in each case described in clauses (1), (2) and (3) calculated on a pro forma basis, including the application of the proceeds thereof ((x) assuming all commitments under any such debt were fully drawn and (y) without “netting” the cash proceeds of such debt), no event of default exists or would result therefrom (provided that the lenders providing such debt in connection with a Limited Condition Transaction may

Annex I-21

agree to waive this condition (other than with respect to payment or bankruptcy events of default)) and (I) if such debt is incurred pursuant to clause (1) above, the conditions set forth in clauses (c), (e) and (f) of the proviso set forth under the heading “Incremental First Lien Facilities” above are satisfied and, if in the form of a term loan, the condition set forth in clause (d) of the proviso set forth under the heading “Incremental First Lien Facilities” above is satisfied, (II) if such debt is incurred pursuant to clause (2) above, any such debt shall not have a shorter weighted average life to maturity than the remaining weighted average life to maturity of the Term Loans and shall not mature prior to the date that is 91 days after the then-existing Term Loan Maturity Date and (III) if such debt is incurred pursuant to clause (3) above, such debt shall not require any scheduled amortization or scheduled payment of principal until, and shall not mature prior to, the date that is 91 days after the then-existing Term Loan Maturity Date (this clause A, the “Ratio Debt Basket”);

B.	a general indebtedness basket in an amount not to exceed the greater of $35.0 million and an equivalent percentage of Consolidated EBITDA;

C.	purchase money indebtedness, capital leases and mortgages in an aggregate outstanding principal amount not to exceed the greater of an amount to be agreed and an equivalent percentage of Consolidated EBITDA (this clause C, the “Purchase Money Debt Basket”);

D.	indebtedness of foreign subsidiaries in an amount not to exceed the greater of an amount to be agreed and an equivalent percentage of Consolidated EBITDA (this clause E, the “Foreign Subsidiaries Debt Basket”);

E.	indebtedness in an amount equal to 100% of any qualified cash equity contribution (other than in connection with a Specified Equity Contribution (as defined below)) received by the Borrower to the extent not utilized to increase other covenant exceptions; and

F.	indebtedness of joint ventures in an amount not to exceed the greater of an amount to be agreed and an equivalent percentage of Consolidated EBITDA (this clause G, the “Joint Venture Debt Basket”).

In addition, the Borrower and its Restricted Subsidiaries shall be permitted to incur up to $75.0 million of Development Debt. As used herein, “Development Debt” means up to $75.0 million of Indebtedness (which may be secured) used to finance expansion capital expenditures, joint ventures, development projects and the construction of full service casino resorts and casinos, distributed gaming applications and taverns, in each case where the Borrower or a Restricted Subsidiary will directly manage the development in the case of wholly owned developments or enter into a management agreement with respect to less than wholly

Annex I-22

owned developments; provided, that (A) the completion thereof is being diligently pursued and construction has not ceased for a period of 90 consecutive days (other than as a result of a force majeure event or inability to obtain requisite governmental authorizations, so long as such governmental authorizations are being diligently pursued) and (B) no such Indebtedness shall constitute Development Debt from and after the end of the first full fiscal quarter after the earlier of (x) opening for business, and (y) completion of construction of the applicable expansion capital expenditure, joint venture, development project or full service casino resort or casino. Development Debt and interest paid in respect thereof shall not be included in the calculation of relevant ratios except for purposes of the restricted payment covenant and prepayment of unsecured and junior indebtedness covenant.

Any indebtedness that is incurred by Restricted Subsidiaries that are not Loan Parties under paragraphs (a)A., B. and D. above shall be subject to a cap to be agreed.

Any indebtedness that is secured by all or a portion of the Collateral shall be subject to the Intercreditor Agreement or other customary intercreditor arrangements reasonably satisfactory to the First Lien Agent and the Borrower. For the avoidance of doubt, the permitted debt covenant will not restrict operating leases that are recharacterized as capital leases under new accounting rules.

b)	Limitations on liens, with exceptions for, among other things:

	A.	liens securing debt incurred in reliance on the applicable provisions of the Ratio Debt Basket and/or Development Debt (so long as, in the case of Development Debt other than to the extent incurred under the First Lien Facilities, such liens are limited to the assets financed by such Development Debt);

	B.	liens on Collateral securing First Lien Refinancing Facilities and First Lien Refinancing Notes, and other refinancing debt in respect of permitted secured debt;

	C.	other liens in an amount not to exceed the greater of $35.0 million and an equivalent percentage of Consolidated EBITDA;

	D.	liens securing debt incurred in reliance on the Foreign Subsidiaries Debt Basket (limited to the assets of and equity interests in foreign subsidiaries), the Joint Venture Debt Basket (limited to the assets of and equity interests in joint ventures), and the Purchase Money Debt Basket (limited to the assets acquired);

	E.	liens on assets of non-Guarantor entities so long as such liens secure obligations of non-Guarantor entities that are otherwise permitted and such liens only encumber assets of the non-Guarantor entities; and

Annex I-23

	F.	liens in respect of taxes not yet due and payable or being contested in good faith if appropriate reserves are provided in accordance with GAAP.

c)	Limitations on burdensome agreements (negative pledge clauses with respect to the Collateral) and limitations on dividend restrictions on Restricted Subsidiaries.

d)	Limitations on voluntary prepayments and redemptions or repurchases of material subordinated and junior lien debt (other than permitted refinancings) (“Restricted Debt Payments”), with exceptions for, among other things, Restricted Debt Payments made with allowances provided for Restricted Payments (as defined below).

e)	Limitations on mergers, consolidations and other fundamental changes.

f)	Limitations on sales, transfers and other dispositions of assets, with exceptions for, among other things, subject to compliance with the mandatory prepayment requirements, asset sales and other dispositions of property (subject to customary exceptions) on an unlimited basis for fair market value as long as no event of default exists and such sales are for at least 75% cash consideration (subject to customary exceptions to the cash consideration requirement, including threshold amounts and a basket for non-cash consideration that may be designated as cash consideration equal to the greater of an amount to be agreed and an equivalent percentage of Consolidated EBITDA); provided that asset sales for a consideration no greater than an amount to be agreed shall not be subject to such restrictions.

g)	Limitations on loans and investments (“Investments”), with exceptions for, among other things:

	A.	acquisitions of all or substantially all of the assets of any person or any line of business or division thereof, or of a majority of the equity interests of any person (including any Investment which serves to increase the Borrower’s equity ownership in any Restricted Subsidiary or in any joint venture) (each, a “Permitted Acquisition”) shall be permitted so long as no event of default exists or would result therefrom at the time such acquisition is committed; provided that acquisitions of entities that do not become Guarantors shall be permitted in an aggregate amount not to exceed an amount to be agreed upon;

	B.	Investments by the Borrower or any of its Restricted Subsidiaries in the Borrower or any of its Restricted Subsidiaries; provided that investments by the Borrower or any Guarantor in Restricted Subsidiaries that are not Guarantors shall not exceed an amount to be agreed upon;

Annex I-24

	C.	a general Investments basket in an aggregate amount not to exceed $100.0 million and an equivalent percentage of Consolidated EBITDA;

	D.	loans or advances to officers, directors, managers and employees of any Loan Party (or any direct or indirect parent thereof) or any of its subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such person’s purchase of equity interests of the Borrower directly from the Borrower (provided that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity) and (iii) for any other purposes not described in the foregoing clauses (i) and (ii); provided, further, that the aggregate principal amount outstanding at any time under clauses (ii) and (iii) above shall not exceed an amount to be agreed;

	E.	an Investment basket for joint ventures or non-wholly owned Subsidiaries in an aggregate amount not to exceed the greater of an amount to be agreed and an equivalent percentage of Consolidated EBITDA;

	F.	an Investment basket for Investments in Unrestricted Subsidiaries in an aggregate amount not to exceed the greater of an amount to be agreed and an equivalent percentage of Consolidated EBITDA;

	G.	a basket for Investments in an unlimited amount subject to pro forma compliance with a maximum Total Net Leverage Ratio 0.75:1.00 times less than the Total Net Leverage Ratio on the Closing Date and the Financial Covenant (regardless of whether then applicable); and

	H.	Investments with parcels of land identified on or prior to the Closing Date which are immaterial to the Borrower’s gaming operations as of the Closing Date.

h)	Limitations on dividends or distributions on, or redemptions or repurchases of, the capital stock of the Borrower (“Restricted Payments”), with exceptions for, among other things:

	A.	a basket for Restricted Payments (which may also be used for Restricted Debt Payments) in an unlimited amount subject to no event of default occurring and continuing (or would result therefrom) and pro forma compliance with a maximum Total Net Leverage Ratio 1.25:1.00 times less than the Total Net Leverage Ratio on the Closing Date and the Financial Covenant (regardless of whether then applicable);

	B.	from the proceeds of any equity offerings (other than disqualified stock) and other qualified equity contributions that are not used as part of a Specified Equity Contribution (“Excluded Contributions”), and do

Annex I-25

not increase the Available Amount (which may also be used for Restricted Debt Payments);

	C.	Restricted Payments to repurchase, redeem, retire or otherwise acquire capital stock of the Borrower held by future, present or former employees, officers, directors, members of management, managers or consultants (or any immediate family member of the foregoing) in an aggregate amount not to exceed the greater of an amount to be agreed and an equivalent percentage of Consolidated EBITDA (such percentage, the “Equity Repurchases Grower”) per year with unused amounts permitted to be carried forward to the next succeeding fiscal year or years; and

	D.	a general Restricted Payment basket equal to the greater of $35.0 million and an equivalent percentage of Consolidated EBITDA (such percentage, the “General RP Grower”) (which may also be used for Restricted Debt Payments).

i)	Limitations on transactions with affiliates in excess of an amount to be agreed, with exceptions for, among other things:

	A.	transactions among the Borrower and its Restricted Subsidiaries;

	B.	certain existing transactions to be agreed upon; and

	C.	transactions in excess of amounts to be agreed upon on terms substantially as favorable as would be obtainable in a comparable arm’s length transaction with a non-affiliate.

j)	Limitations on change in (i) nature of business or (ii) fiscal year.

k)	No modification or waiver of charter documents or any material junior debt documents in a manner materially adverse to the First Lien Lenders.

The limitations on Investments, Restricted Payments and Restricted Debt Payments referenced above in the First Lien Loan Documents shall be subject to a carve-out in the amount of a building basket (the “Available Amount”), which will equal the sum of (i) the greater of $35.0 million and 20% of Consolidated EBITDA, plus (ii) at the election of the Borrower prior to the launch of syndication, a growth amount based on either (x) the retained portion of Excess Cash Flow (i.e. the portion of Excess Cash Flow that is not required to be applied to repay the First Lien Term Loans) and (y) 50% of cumulative consolidated net income commencing from the first day of the fiscal quarter when the Closing Date occurs, which amount, in each case, shall not be negative (the “Growth Amount”), plus (iii) the amount of proceeds of equity investments in the Borrower after the Closing Date, the proceeds of which are contributed to Borrower and which consist of common equity or other qualified equity on terms to be agreed in the

Annex I-26

First Lien Loan Documents (but excluding any Specified Equity Contribution or Excluded Contributions) (“Permitted Equity”), plus (iv) the fair market value of capital contributions after the Closing Date in respect of Permitted Equity of the Borrower and the fair market value of contributed assets, plus (v) debt and disqualified stock issued after the Closing Date that have been exchanged or converted into Permitted Equity, together with the fair market value of any property received upon such exchange or conversion, plus (vi) returns, profits, distributions and similar amounts received on Investments made using the Available Amount, plus (vii) the amount of any Investment made by the Borrower and/or any of its Restricted Subsidiaries in reliance on the Available Amount (up to the amount of the original Investment) in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated into the Borrower or any of its Restricted Subsidiaries or the fair market value of the assets of any Unrestricted Subsidiary that have been transferred to the Borrower or any of its Restricted Subsidiaries, plus (viii) Declined Proceeds; provided that in the case of any usage of the Available Amount, as of the date of declaration or giving irrevocable notice (which may be a condition) thereof, (A) no event of default may be continuing, (B) except with respect to clauses (iii) and (iv) above, the Borrower shall be in pro forma compliance with the Financial Covenant (regardless of whether then applicable) and (C) except with respect to clauses (iii) and (iv) above, solely with respect to Restricted Payments and Restricted Debt Payments made in reliance thereon, the Total Net Leverage Ratio shall not exceed a Total Net Leverage Ratio 0.50:1.00 times less than on the Closing Date calculated on a pro forma basis.

Each covenant shall also (i) permit classification and reclassification from time to time by the Borrower among one or more available baskets and exceptions and (ii) permit reliance on one or more available exceptions and baskets at the Borrower’s option, and if such exceptions and baskets include a combination of fixed amounts (including any related builder or grower component) and amounts permitted under incurrence-based ratio tests in concurrent transactions, a single transaction or a series of related transactions, any incurrence-based ratio tests shall be calculated without giving effect to the utilization of such fixed amounts (collectively, the “Negative Covenant Reclassification”). For the avoidance of doubt, all debt substantially contemporaneously incurred will be included for purposes of determining compliance with incurrence-based ratio tests outside of the debt and liens covenants.

Financial Covenant:	The financial covenant applicable to the Borrower and its Restricted Subsidiaries shall be limited to a Total Net Leverage Ratio of 8.85:1.00, with step-downs to be based on Total Net Leverage Ratio levels to be agreed, and shall be applicable to the Revolving Facility only (the “Financial Covenant”). The Financial Covenant shall be automatically increased to account for increases in fees paid on the Closing Date as a result of any exercise of “flex”.

The Financial Covenant shall be tested only in the event that on the last day of any fiscal quarter of the Borrower, the aggregate amount of all outstanding Revolving Loans (including Swingline Loans, but excluding, for the avoidance of doubt, (i) issued and outstanding

Annex I-27

undrawn Letters of Credit up to an aggregate face amount to be agreed upon and (ii) for the first two full fiscal quarters ending after the Closing Date, amounts drawn under the Revolving Facility on the Closing Date to fund any flex to original issue discount and upfront fees) exceed 30% of the revolving commitments (with measurement to commence, if applicable, as of the last day of the first full fiscal quarter after the Closing Date).

For purposes of determining compliance with the Financial Covenant, any cash capital contribution or cash common equity investment made in the Borrower after the first day of the applicable fiscal quarter and not later than 15 business days after the date financial statements are required to be delivered for the applicable fiscal quarter (the “Cure Date”) will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA (as such term shall be defined in the First Lien Loan Documents) solely for purposes of determining compliance with such financial covenant at the end of such fiscal quarter and subsequent periods that include such fiscal quarter (each a “Specified Equity Contribution”); provided that (a) in each four consecutive fiscal quarter period there shall be at least two fiscal quarters in which no Specified Equity Contribution is made and (b) there shall be a maximum of five Specified Equity Contributions made during the term of the First Lien Facilities, (c) the amount of any Specified Equity Contribution shall not exceed the amount required to comply with the Financial Covenant, (d) Specified Equity Contributions shall not be included for purposes of determining pricing, financial ratio-based conditions or any basket or exception with respect to the covenants in the definitive documentation of the First Lien Facilities and (e) there shall be no pro forma or other reduction of the amount of indebtedness (or cash netting) by the amount of any Specified Equity Contribution for purposes of determining compliance with the Financial Covenant for the fiscal quarter with respect to which such Specified Equity Contribution is made.

The First Lien Loan Documents will contain a standstill provision prohibiting the exercise of remedies related to any breach of the Financial Covenant during the period in which any Specified Equity Contribution will be made after delivery of written notice to the First Lien Agent of the Borrower’s intention to cure the Financial Covenant with the proceeds of the Specified Equity Contribution; provided that such standstill shall apply solely in respect of the breach (or prospective breach) of the Financial Covenant giving rise thereto and to the extent the applicable Specified Equity Contribution has not been made prior to the applicable Cure Date, such standstill shall end when such Specified Equity Contribution may no longer be timely made in respect of such fiscal quarter. No Revolving Lender, Swingline Lender or L/C Issuer, as applicable, shall be required to fund any Revolving Loans or Swingline Loans, or issue any Letters of Credit, as applicable, at any time during such standstill period.

Events of Default:	Events of default shall be limited to the following (subject to grace periods, thresholds and exceptions to be agreed consistent with the Facilities Documentation Principles): failure to pay principal (including amortization) when due; failure to pay interest or other amounts within five business days when due; inaccuracy of representations or warranties in any material respect when made; breach of covenants

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(subject, in the case of affirmative covenants (other than notices of default and the covenant to maintain the existence of the Borrower) to a grace period of 30 days after the earlier of (i) Borrower’s knowledge and (ii) receipt of written notice from the First Lien Agent); cross event of default and cross-acceleration to all debt above an amount to be agreed; bankruptcy and insolvency events with respect to the Borrower or any material Restricted Subsidiary; monetary judgment defaults above an amount to be agreed; actual (or asserted in writing by a Loan Party) invalidity or impairment of any material guarantees or security documents; lien subordination provisions; a Change of Control; and customary ERISA defaults (subject to a material adverse effect qualifier).

“Change of Control” shall mean, at any time, (a) any “person” or “group,” other than any employee benefit plan or the Permitted Holders, shall beneficially own capital stock of the Borrower representing more than 50% of the aggregate ordinary voting power of the Borrower, or (b) a “change of control” shall occur under the documentation governing any indebtedness in excess of an amount to be agreed.

“Permitted Holders” will be defined to include (a) Mr. Blake Sartini, Mr. Lyle Berman and Mr. Neil Sell and, in each case, their immediate family members, lineal descendants, heirs, estates, trusts and entities related thereto, associated therewith or for the benefit thereof and (b) any person or entity with which the persons described in clause (a) above form a “group” (within the meaning of federal securities laws) so long as, in the case of this clause (b), the persons described in clause (a) above beneficially own more than 50% of the relevant voting stock beneficially owned by that group.

Notwithstanding the foregoing, a breach of the Financial Covenant shall not constitute a default or event of default for purposes of the First Lien Term Facility unless the Revolving Lenders have accelerated the loans under the Revolving Facility and terminated the commitments in respect thereof as a result of such breach.

Amendments:	Amendments and waivers of the provisions of the First Lien Loan Documents shall require the approval of First Lien Lenders holding more than 50% of the aggregate principal amount of the First Lien Loans and unused commitments under the First Lien Facilities (the “Required First Lien Lenders”); provided that (a) the consent of each directly and adversely affected First Lien Lender (but without requiring the consent of the Required First Lien Lenders) shall be required for (i) increases in the commitment of such First Lien Lender; (ii) reductions of principal, interest or fees of such First Lien Lender; (iii) extensions or reductions of scheduled amortization, the due date of any interest or fee payment, or the final maturity date of the First Lien Loans or commitments of such First Lien Lender; (iv) modifications to voting percentages or pro rata treatment; and (v) changes to the application of the payments waterfall provided for in the First Lien Loan Documents; (b) the consent of Revolving Lenders holding commitments under the Revolving Facility in excess of 50% of the aggregate commitments under the Revolving Facility may waive the Financial Covenant (or any component definition thereof to the extent applicable thereto) without the consent of any other First Lien Lender (including, for the avoidance

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of doubt, the Required First Lien Lenders); and (c) customary protections for the First Lien Agent, the Swingline Lender and each L/C Issuer will be provided.

Notwithstanding anything to the contrary set forth herein, the First Lien Loan Documents will provide that at any time (i) the scheduled maturity dates of part or all of any First Lien Loans or commitments of any First Lien Lender may be extended solely with the consent of such First Lien Lender, (ii) the scheduled amortization payment of any First Lien Loan of any First Lien Lender may be reduced solely with the consent of such First Lien Lender, (iii) any tranche of First Lien Term Loans may be refinanced with a replacement tranche of term loans, or modified with a lower rate of interest with the consent of each First Lien Lender holding First Lien Term Loans subject thereto, or (iv) all or substantially all of the Collateral or all or substantially all of the value of the guarantees (except as provided in the First Lien Loan Documents) may be released with the consent of each Lender under the First Lien Loan Documents.

The First Lien Loan Documents shall contain customary provisions for replacing (i) non-consenting First Lien Lenders in connection with amendments and waivers requiring the consent of all (or all affected) First Lien Lenders, so long as First Lien Lenders holding more than 50% of the aggregate amount of the First Lien Loans and unused commitments have consented thereto, (ii) Defaulting First Lien Lenders (to be defined on terms reasonably satisfactory to the First Lien Agent and the Borrower consistent with the Facilities Documentation Principles) or insolvent First Lien Lenders and (iii) First Lien Lenders in connection with increased costs or taxes or the inability to provide LIBOR Loans.

Notwithstanding the foregoing, modifications to customary provisions in connection with “amend and extend” transactions shall be permitted on customary terms and shall only require approval of the affected First Lien Lenders.

The First Lien Loan Documents will permit the First Lien Agent and the Borrower to enter into one or more amendments thereto to incorporate the provisions of any Incremental First Lien Facility made available without any First Lien Lender’s consent, so long as the purpose of such amendment is solely to incorporate the appropriate provisions for such Incremental First Lien Facility in the First Lien Loan Documents.

In addition, if the First Lien Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature in the First Lien Loan Documents, then the First Lien Agent and the Borrower shall, upon five business days’ prior written notice to the Lenders, be permitted to amend such provision without any further action or consent of any other party, unless any First Lien Lender shall have objected within such five business day period.

Defaulting First Lien Lenders:	The First Lien Loan Documents shall contain customary provisions relating to Defaulting First Lien Lenders, including, without limitation, (a) reduction, termination or assignment of commitments or First Lien Loans of such First Lien Lenders, including non-pro rata removal or

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replacement, (b) provisions relating to providing cash collateral to support Swingline Loans or Letters of Credit, (c) the suspension of voting rights and (d) limitation on rights to receive certain fees.

If any Revolving Lender becomes a Defaulting First Lien Lender, then the swingline exposure or Letter of Credit exposure of such Defaulting First Lien Lender will automatically be reallocated among the non-defaulting Revolving Lenders pro rata in accordance with their commitments under the Revolving Facility up to an amount such that the revolving credit exposure of such non-defaulting Revolving Lender does not exceed its commitments under the Revolving Facility. In the event such reallocation does not fully cover the exposure of such Defaulting First Lien Lender, the Swingline Lender may require the Borrower to repay such “uncovered” exposure in respect of the Swingline Loans and/or the First Lien Agent may require certain protections regarding outstanding Letters of Credit.

Assignments and Participations:	Subject to the second succeeding paragraph and applicable gaming laws, each First Lien Lender may assign all or part (subject to minimum amounts to be agreed consistent with the Facilities Documentation Principles) of its First Lien Loans and commitments to eligible assignees (to be defined consistent with the Facilities Documentation Principles but to exclude any person that (x) has failed to timely file pursuant to applicable gaming laws (1) any application requested or required of such person by any gaming authorities in connection with any licensing required of such person as a lender to the Borrower pursuant to applicable gaming laws or (2) any application or other papers, in each case, requested or required by any gaming authority in connection with a determination by such gaming authority of the suitability of such person as a lender to the Borrower, (y) has withdrawn (except where requested or permitted by the applicable gaming authority) any such application or other requested or required papers or (z) has been determined by any final determination by a gaming authority pursuant to applicable gaming laws (1) that such person is “unsuitable” as a lender to the Borrower, (2) that such person shall be “disqualified” as a lender to the Borrower or (3) denying the issuance to such person of a license or finding of suitability or other approval) with the consent of (a) the Borrower unless, (1) a payment or bankruptcy (with respect to the Borrower) event of default has occurred and is continuing or (2) such assignment is to a First Lien Lender, an affiliate of a First Lien Lender or an approved fund of a First Lien Lender (but if in respect of the Revolving Facility, only to another Revolving Lender or lending affiliate thereof that is engaged in providing revolving loan financing in the ordinary course of business), (b) the First Lien Agent, and (c) in the case of assignments of Revolving Loans or commitments, each L/C Issuer and the Swingline Lender (each such consent not to be unreasonably withheld or delayed); provided that solely with respect to Term Loans, the consent of the Borrower shall have been deemed to have been given if the Borrower has not responded within ten (10) business days of written request for such consent.

Subject to the next succeeding paragraph, each First Lien Lender may sell participations in all or part of its First Lien Loans and commitments under one or more of the First Lien Facilities; provided that no participant shall have direct or indirect voting rights under the First

Annex I-31

Lien Facilities except for certain unanimous or all affected First Lien Lender voting issues. Participants shall have the same benefits as the First Lien Lenders with respect to yield protection and increased cost provisions; provided that a participant will not be entitled to receive a greater payment than the applicable First Lien Lender would have been entitled to receive, except to the extent such entitlement to a greater payment results from a change in law after the Participant became a Participant.

No assignment or participation may be made to Disqualified Lenders; provided that the schedule of Disqualified Lenders shall be made available by the First Lien Agent to any First Lien Lender that specifically requests a copy thereof.

The First Lien Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the First Lien Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

Notwithstanding anything to the contrary set forth herein, the First Lien Loan Documents will provide that First Lien Term Loans may be purchased by and assigned to the Borrower and its subsidiaries without any consent on a non-pro rata basis through a Dutch auction and/or similar procedures to be agreed and/or through open market purchases; provided that (i) in the case of Dutch auctions, the option to sell First Lien Term Loans is offered to all applicable First Lien Lenders on a pro rata basis in accordance with customary procedures and subject to customary terms and conditions to be agreed, (ii) at the time of purchase, the First Lien Loan Documents will expressly provide that there will be no requirement for any representation and warranty to the selling First Lien Lenders regarding possession of material non-public information with respect to the Borrower and its subsidiaries or any of their respective securities, (iii) any such First Lien Term Loans acquired by the Borrower or any of their subsidiaries shall be retired and promptly cancelled, (iv) any purchase of First Lien Term Loans by the Borrower or any of their subsidiaries shall be subject to there being no event of default and (v) the proceeds from Revolving Loans may not be used to acquire First Lien Term Loans. Additionally, the First Lien Loan Documents will include customary provisions allowing affiliates of the Borrower (other than the Borrower or its subsidiaries) to purchase First Lien Term Loans subject to customary qualifications and conditions.

Expenses and Indemnification:	The Borrower and each of the Guarantors, on a joint and several basis, shall pay (a) all reasonable and documented out-of-pocket expenses of the First Lien Agent and the First Lien Arrangers incurred in connection with the syndication of the First Lien Facilities and the preparation, execution, delivery, administration, amendment or waiver of the First Lien Loan Documents (but limited to, in the case of legal fees and expenses, the reasonable and documented out of pocket fees, disbursements and other charges of one primary counsel to the First

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Lien Agent and the First Lien Arrangers, taken as a whole, and of one special gaming and local counsel to the First Lien Agent and the First Lien Arrangers, taken as a whole, in Nevada); and (b) all reasonable out-of-pocket expenses of the First Lien Agent and the First Lien Lenders (but limited, in the case of legal fees and expenses, to the reasonable and documented out of pocket fees, disbursements and other charges of one counsel to the First Lien Agent and the First Lien Lenders taken as a whole, plus one special gaming counsel and local counsel for each applicable jurisdiction for the First Lien Agent and the First Lien Lenders taken as a whole (and solely in the case of a conflict of interest, one additional of each such counsel for each group of similarly situated First Lien Lenders taken as a whole) in connection with the enforcement of the First Lien Loan Documents, including in connection with workouts or restructurings.

The Borrower and each of the Guarantors will, on a joint and several basis, indemnify and hold harmless the First Lien Agent, the First Lien Arrangers and the First Lien Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) against any loss, liability, cost or expense (but limited, in the case of legal fees and expenses, to the reasonable and documented out of pocket fees, disbursements and other charges of one counsel to the First Lien Agent, the First Lien Arrangers and the First Lien Lenders taken as a whole, plus one special gaming counsel and local counsel for each applicable jurisdiction for the First Lien Agent, the First Lien Arrangers and the First Lien Lenders taken as a whole (and solely in the case of a conflict of interest, one additional of each such counsel for each group of similarly affected persons taken as a whole) incurred in connection with the financing contemplated hereby or the use of proceeds of the First Lien Facilities, except to the extent resulting from such indemnified person’s (or any Related Person’s (as defined below)) gross negligence, bad faith, willful misconduct or material breach of the First Lien Loan Documents, in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction or in the case of a dispute solely among the indemnified persons (or their respective Related Persons) (other than any claims against the First Lien Agent or a First Lien Arranger in its respective capacity as such under the First Lien Facilities and other than any claims arising out of any act or omission of the Borrower or any of its affiliates); provided that the Borrower and each of the Guarantors shall not be liable for any indirect, special, punitive or consequential damages (other than in respect of any such damages incurred or paid by an indemnified person to a third party). A “Related Person” of an indemnified person means any of such indemnified person’s affiliates, or any of its or their respective partners, trustees, directors, officers, employees, agents, advisors, controlling persons or other representatives.

Taxes, Yield Protection and Increased Costs:	The First Lien Loan Documents will contain customary provisions for facilities of this kind, including, without limitation, in respect of breakage and redeployment costs, increased costs, funding losses, capital adequacy and illegality; provided that requests for additional payments due to increased costs from market disruption shall be limited to circumstances generally affecting the banking market and for which it is the general policy or practice of such requesting First Lien Lender to demand such compensation in similar circumstances under

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comparable provisions of other similar agreements. The First Lien Loan Documents will contain provisions regarding the timing for asserting a claim under these provisions and permitting the Borrower to replace a Lender who asserts such claim without premium or penalty. The First Lien Loan Documents will contain customary provisions relating to the EU Bail-In regime. The First Lien Loan Documents will contain customary tax gross-up provisions (subject to customary limitations and exclusions).

Governing Law and Forum:	State of New York.

Counsel to the First Lien Arrangers and the First Lien Agent:	Cahill Gordon & Reindel LLP.

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ANNEX II

Project Padre

Summary of Terms and Conditions

$200.0 Million Senior Secured Second Lien Facility

Set forth below in this term sheet (the “Second Lien Term Sheet”) is a summary of the principal terms and conditions for the Second Lien Facility (as defined below). Capitalized terms used but not defined in this Second Lien Term Sheet shall have the meanings set forth in the commitment letter to which this Second Lien Term Sheet is attached (the “Commitment Letter”).

Borrower:	Same as under the First Lien Facilities.

Guarantors:	Same as under the First Lien Facilities.

Second Lien Administrative and Collateral Agent:	CS (in such capacity, the “Second Lien Agent”).

Second Lien Joint Lead Arrangers and Joint Bookrunners:	JPMorgan, CS Securities, Macquarie Capital and MSSF (collectively, the “Second Lien Arrangers”).

Second Lien Lenders:	A syndicate of financial institutions (including JPMorgan, Credit Suisse, Macquarie Lender and MSSF, but excluding Disqualified Lenders) arranged by the Second Lien Arrangers and reasonably acceptable to the Borrower (collectively, the “Second Lien Lenders”).

Second Lien Facilities:	A term loan facility in an aggregate principal amount of $200.0 million (the “Second Lien Facility”; together with the First Lien Term Facility, collectively, the “Term Facilities”; and the loans under the Second Lien Facility, the “Second Lien Loans”).

Incremental Second Lien Facilities:	On or before the maturity date of the applicable Second Lien Facility, the Borrower shall have the right, but not the obligation, to increase the aggregate amount of the Second Lien Facility by increasing the size of the Second Lien Facility and/or adding one or more incremental term loan facilities (each, an “Incremental Second Lien Facility”) in an aggregate amount of such Incremental Second Lien Facilities not to exceed the sum of (A) the greater of (x) $170.0 million and (y) 100% of Consolidated EBITDA for the most recent four-quarter period for which financial statements are available (the “Shared Fixed Incremental Amount”) (minus the aggregate outstanding principal of (i) Incremental First Lien Facilities (as defined in Annex I to the Commitment Letter) incurred under the Shared Fixed Incremental Amount and (ii) without duplication, debt incurred under clause (a) of the Ratio Debt Basket (as defined in Annex I to the Commitment Letter) with respect to the First Lien Facilities (the “First Lien Ratio Debt Basket”)) plus (B) in the case of an Incremental Second Lien Facility that serves to effectively extend the maturity of the Second Lien Facility, an amount equal to the reductions in the Second Lien Facility to be replaced with such Incremental Second Lien Facility plus (C) the amount of any voluntary prepayment or repurchase of the Second Lien Loans or any Incremental Second Lien Facility; provided that the relevant prepayment (I) is not funded with long term

Annex II-1

indebtedness and (II) shall not include any prepayment that is funded with the proceeds of an Incremental Second Lien Facility incurred in reliance on clause (B) above (the “Incremental Second Lien Prepayment Amount”) plus (D) an unlimited amount (the “Incremental Second Lien Incurrence-Based Amount”) at any time so long as in the case of this clause (D), after giving effect to the relevant Incremental Second Lien Facility, the Total Secured Net Leverage Ratio does not exceed the Total Secured Net Leverage Ratio on the Closing Date case calculated on a pro forma basis after giving effect to such Incremental Second Lien Facility, including the application of the proceeds thereof (without “netting” the cash proceeds of any borrowing under any such Incremental Second Lien Facility); provided that:

a.	no event of default exists or would exist after giving effect thereto and the representations and warranties in the Second Lien Loan Documents shall be true and correct in all material respects; provided that the lenders providing the applicable Incremental Second Lien Facility in connection with a Limited Condition Transaction (as defined in Annex I to the Commitment Letter)) may agree to waive these conditions (other than events of default related to payment or bankruptcy and customary specified representations and warranties);

b.	other than customary “bridge” facilities (so long as the long term debt into which any such customary “bridge” facility is to be automatically converted satisfies such requirements), the stated maturity date applicable to any Incremental Second Lien Facility will not be earlier than the Second Lien Maturity Date (as defined below) and the weighted average life to maturity of any loans under such Incremental Second Lien Facility shall not be shorter than the remaining weighted average life to maturity of the initial Second Lien Loans under the Second Lien Facility;

c.	the interest margins for any Incremental Second Lien Facility shall be determined by the Borrower and the lenders under such Incremental Second Lien Facility; provided that with respect to any Incremental Second Lien Facility that is entered into within 12 months of the Closing Date, in the event that the interest margins for any Incremental Second Lien Facility are greater than the corresponding interest margins for the existing Second Lien Facility by more than 50 basis points, then the interest margins for the existing Second Lien Facility shall be increased to be equal to the interest margins for such Incremental Second Lien Facility minus 50 basis points; provided, further, that for purposes of determining such interest margins, (w) original issue discount (based on an assumed four-year life to maturity), interest rate floors, and upfront and similar fees payable by the Borrower shall be included, (x) any amendments to the interest margin on the relevant existing facility that became effective subsequent to the Closing Date but prior to the time of the addition of such Incremental Second Lien Facility shall be included, (y) if such Incremental Second Lien Facility includes any “LIBOR” interest rate floor greater than that applicable to the Second Lien Facility and such floor is applicable to the Second Lien Facility on the date of determination, such excess amount shall be equated to interest margin for determining the increase (and, at the option of

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the Borrower, such increase will be reflected solely as an increase to the applicable “LIBOR” interest rate floor) and (z) customary arrangement, commitment, structuring, underwriting and similar fees (regardless of whether any such fees are paid to or shared in whole or in part with any lenders providing such Incremental Second Lien Facility) shall be excluded; provided, further, that any Incremental Second Lien Facility that is fixed rate debt shall, at the Borrower’s option, be swapped to a floating rate on a customary matched maturity basis;

d.	any Incremental Second Lien Facility (A) shall rank pari passu in right of payment and/or with respect to security with the Second Lien Facility, (B) shall not be secured by any assets other than the Collateral and (C) shall not be guaranteed by any person other than a Guarantor; and

e.	except as otherwise provided above with respect to pricing, margin, maturity and/or fees, the terms of any Incremental Second Lien Facility shall be substantially identical to the terms of the Second Lien Facility (except to the extent such terms (A) at the option of the Borrower (1) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Borrower); provided that, if any financial maintenance covenant is added for the benefit of any Incremental Second Lien Facility, such financial maintenance covenant shall also be applicable to the Second Lien Facility (except to the extent such financial maintenance covenant applies only to periods after the Second Lien Maturity Date), or (2) are not materially more restrictive to the Borrower (as determined by the Borrower), when taken as a whole, than the terms of the Second Lien Facility (except for covenants or other provisions applicable only to periods after the Second Lien Maturity Date) (it being understood that any Incremental Second Lien Facility may provide for the ability to participate (i) with respect to any voluntary prepayments, on a pro rata basis, greater than pro rata basis or less than pro rata basis with the Second Lien Facility and (ii) with respect to any mandatory prepayments, on a pro rata basis or less than pro rata basis with the Second Lien Facility (and on a greater than pro rata basis with respect to prepayments of any such Second Lien Incremental Facility with the proceeds of Second Lien Refinancing Debt) or (B) are (i) reasonably satisfactory to the Second Lien Agent, (ii) added for the benefit of the Second Lien Facility or (iii) applicable only after the Second Lien Maturity Date.

Such increased amounts will be provided by existing Second Lien Lenders or new entities acceptable to the Borrower and the Second Lien Agent; provided that no existing Second Lien Lender will be obligated to provide any such Incremental Second Lien Facility.

For purposes of the foregoing, (I) the Borrower may elect to use the Incremental Second Lien Incurrence-Based Amount prior to the Shared Fixed Incremental Amount or the Incremental Second Lien Prepayment Amount and regardless of whether there is capacity under Shared Fixed Incremental Amount or the Incremental Second Lien Prepayment Amount, and if the Shared Incremental Amount, the Incremental

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Second Lien Prepayment Amount and the Incremental Second Lien Incurrence-Based Amount are each available and the Borrower does not make an election, the Borrower will be deemed to have elected to use the Incremental Second Lien Incurrence-Based Amount; (II) any portion of any Second Lien Incremental Facilities incurred in reliance on the Shared Fixed Incremental Amount or the Incremental Second Lien Prepayment Amount shall be reclassified, as the Borrower may elect from time to time, as incurred under the Incremental Second Lien Incurrence-Based Amount if the Borrower meets the applicable Total Secured Net Leverage Ratio under the Incremental Second Lien Incurrence-Based Amount at such time on a pro forma basis (this clause (II), the “Second Lien Incremental Reclassification”); and (III) any amounts incurred under the Shared Fixed Incremental Amount and the Incremental Second Lien Prepayment Amount and/or under other applicable fixed dollar baskets (including any grower components thereto), in each case, together with any amounts incurred to fund original issue discount and upfront fees, that is concurrently incurred with, or incurred in a single transaction or series of related transactions with, amounts incurred under the Incremental Second Lien Incurrence-Based Amount will not count as indebtedness for the purposes of calculating the applicable ratio under the Incremental Second Lien Incurrence-Based Amount. This paragraph shall apply in an equivalent manner to amounts incurred under the Ratio Debt Basket (as defined in Annex I to the Commitment Letter) in respect of the Second Lien Facility.

The proceeds of any Incremental Second Lien Facility may be used by the Borrower and its subsidiaries for working capital and other general corporate purposes, including the financing of Permitted Acquisitions, other permitted Investments (as defined in Annex I to the Commitment Letter) and Restricted Payments (as defined in Annex I to the Commitment Letter) and any other use not prohibited by the Second Lien Loan Documents.

In the event any Incremental Second Lien Facility is being used to finance a Limited Condition Transaction, the availability thereof shall, if agreed by the lenders providing such Incremental Second Lien Facility, be subject to customary “SunGard” or “certain funds” conditionality provisions; provided that the amount of any Incremental Second Lien Facility under the Incremental Second Lien Incurrence-Based Amount determined at the time of signing of definitive documentation with respect to, or giving of notice with respect to, a Limited Condition Transaction may be recalculated, at the option of the Borrower, at the time of funding).

Limited Condition Transactions:	Substantially similar to the First Lien Facilities.

Refinancing Facilities:	Substantially similar to the First Lien Facilities (the facilities thereunder, collectively, “Second Lien Refinancing Debt”).

Maturity and Amortization:	The Second Lien Facility shall mature on the eighth anniversary of the Closing Date (the “Second Lien Maturity Date”).

Purpose and Availability:	The Second Lien Loans shall be drawn in full on the Closing Date.

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The proceeds of the Second Lien Loans shall be used to finance a portion of the Transactions and for general corporate purposes.

Once repaid, the Second Lien Loans may not be reborrowed.

Interest:	The Second Lien Loans will bear interest based on the Base Rate (as defined below) (“Base Rate Loans”) or LIBOR (as defined below) (“LIBOR Loans”), at the Borrower’s option (subject to certain customary exceptions).

Base Rate Loans: Interest on Base Rate Loans will accrue at the Base Rate plus the applicable Interest Margin referred to below. Such interest will be calculated on the basis of the actual number of days elapsed in a 365-day year (or a 366-day year in a leap year) and payable quarterly in arrears.

“Base Rate” means a per annum rate equal to the greatest of (a) the Federal Funds Effective Rate plus 1⁄2 of 1.00%, (b) the rate of interest publicly announced by the Second Lien Agent as its prime rate in effect at its principal office in New York City, (c) one-month LIBOR plus 1.00% and (d) 1.75%.

Base Rate Loans may be borrowed with same day notice in minimum amounts to be agreed consistent with the Facilities Documentation Principles (as defined in Exhibit B).

LIBOR Loans: Interest on LIBOR Loans will accrue at the LIBOR Rate plus the applicable Interest Margin referred to below.

“LIBOR Rate” means the higher of (a) the annual rate for deposits in U.S. dollars equal to the London Interbank Offered Rate determined by reference to a customary source to be agreed (“LIBOR”) for the periods selected by the Borrower (“Interest Periods”) of one, two, three or six months (or, if available to the applicable Second Lien Lenders, twelve months or a shorter period (as selected by the Borrower)) and (b) 0.75%.

LIBOR borrowings will require three business days’ prior notice and will be in minimum amounts to be agreed consistent with the Facilities Documentation Principles. Interest will be paid at the end of each Interest Period or, for Interest Periods longer than three months, quarterly, and will be calculated on the basis of the actual number of days elapsed in a 360-day year.

Interest Margins: The applicable interest margin (the “Interest Margin”) will be the following percentages:

Base Rate Loans	LIBOR Loans

6.00%	7.00%

At any time when a payment event of default (with respect to any principal, interest or fees) or a bankruptcy event of default exists, the relevant overdue amounts of principal and interest under the Second Lien Facility shall bear interest at 2% above the otherwise applicable

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rate then borne by such borrowings (or in the case of interest, the borrowings to which such overdue amount relates) and overdue fees shall bear interest at 2% above the rate applicable to Base Rate Loans.

Voluntary Prepayments and Commitment Reductions:	Subject to the provisions of the First Lien Facilities and the Intercreditor Agreement (as defined in Annex I to the Commitment Letter), Second Lien Loans may be prepaid and commitments may be reduced, in whole or in part, in minimum amounts to be agreed consistent with the Facilities Documentation Principles, at the option of the Borrower at any time upon customary notice requirements, subject to reimbursement of the Second Lien Lenders’ breakage costs in the case of a prepayment of LIBOR Loans prior to the last day of the relevant Interest Period.

Any optional prepayments of the Second Lien Loans shall be subject to the “Prepayment Fee” set forth below.

Prepayment Fee:	Any (a) Repricing Transaction (to be defined consistently with the definition of such term in the First Lien Loan Documents (as defined in Annex I to the Commitment Letter)) (and any “yank-a-bank” assignment in connection therewith), (b) optional prepayment of the Second Lien Loans, (c) mandatory prepayment of the Second Lien Loans with the proceeds of indebtedness (other than indebtedness otherwise permitted under the Second Lien Loan Documents (other than indebtedness incurred pursuant to a Second Lien Refinancing Debt to refinance or replace the Second Lien Loans or loans under an Incremental Second Lien Facility)) and (d) “yank-a-bank” assignment made in connection with an amendment, will be subject to the following prepayment premiums (expressed as a percentage of the outstanding principal amount of the Second Lien Loans that are being prepaid) as set forth opposite the relevant period from the Closing Date as indicated below):

Year	Call Premium

Year 1:	2.00%

Year 2:	1.00%

Thereafter:	No premium

Mandatory Prepayments:	Subject to the provisions of the First Lien Loan Documents and the Intercreditor Agreement, substantially similar to the provisions set forth in the First Lien Loan Documents; provided that no mandatory prepayments of Second Lien Loans shall be required until amounts outstanding under the First Lien Facilities, any Incremental First Lien Facilities, any First Lien Refinancing Facilities and any debt incurred under the First Lien Ratio Debt Basket that are secured on a first priority basis have been paid in full and all commitments thereunder have been terminated (except to the extent of any First Lien Declined Proceeds (as defined in Annex I to the Commitment Letter).

Collateral:	Same as under the First Lien Facilities.

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Second Lien Loan Documents:	Initial drafts of the material definitive loan documentation for the Second Lien Facility (the “Second Lien Loan Documents” and together with the First Lien Loan Documents, the “Loan Documents”) shall be drafted by Latham & Watkins LLP, counsel to the Borrower, and shall be based on and consistent with the First Lien Loan Documents (as modified to reflect the second lien status of the Second Lien Loans and the terms of this Second Lien Term Sheet).

Conditions Precedent to Initial Borrowing:	The effectiveness of the Second Lien Loan Documents and funding the initial Second Lien Loans on the Closing Date shall be subject only to the conditions set forth on Annex III to the Commitment Letter.

Representations and Warranties:	The representations and warranties shall be substantially similar to (and limited to) those representations and warranties contained in the First Lien Loan Documents, with appropriate modifications (including to any relevant component definitions) to reflect the second lien status of the Second Lien Loans but in all respects limited on the Closing Date to the Specified Representations and the Acquisition Agreement Representations.

Affirmative Covenants:	The affirmative covenants shall be substantially similar to (and limited to) those affirmative covenants contained in the First Lien Loan Documents, with appropriate modifications (including to any relevant component definitions) to reflect the second lien status of the Second Lien Loans.

Negative Covenants:	The negative covenants shall be substantially similar to (and limited to) those negative covenants contained in the First Lien Loan Documents, except that (a) appropriate modifications (including to any relevant component definitions) will be made to reflect the second lien status of the Second Lien Loans, including modifications to the First Lien Ratio Debt Basket such that the incurrence of loans under the Ratio Debt Basket that are secured by the Collateral on a second lien basis will be subject to the satisfaction of the condition set forth in clause (c) of the proviso set forth above under “Incremental Second Lien Facilities”, and (b) the dollar-based “baskets” and dollar-based thresholds for the negative covenants under the Second Lien Loan Documents will be sized to be at least 20% greater than the corresponding dollar-based “baskets” and dollar-based thresholds under the First Lien Loan Documents.

Financial Covenants:	None.

Events of Default:	The events of default shall be substantially similar to (and limited to) those in the First Lien Loan Documents; provided that (a) materiality thresholds shall be sized to be at least 20% greater than the corresponding thresholds under the First Lien Loan Documents and (b) the events of default will include a “cross default” to material indebtedness (limited to payment default at maturity in the case of the First Lien Facilities) and cross acceleration to the First Lien Facilities.

Amendments:	Substantially similar to the First Lien Facilities.

Defaulting Second Lien Lenders:	Substantially similar to the First Lien Facilities.

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Assignments and Participations:	Substantially similar to the First Lien Facilities.

Expenses and Indemnification:	Substantially similar to the First Lien Facilities.

Taxes, Yield Protection and Increased Costs:	Substantially similar to the First Lien Facilities.

Governing Law and Forum:	State of New York.

Counsel to the Second Lien Arrangers and the Second Lien Agent:	Cahill Gordon & Reindel LLP.

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ANNEX III

CONDITIONS PRECEDENT TO CLOSING

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex III is attached.

The funding of the loans under the Facilities will be subject solely to the following conditions precedent and the conditions precedent set forth in Section 5 of the Commitment Letter:

(i) The Acquisition shall have been, or shall substantially concurrently with the funding of the Facilities be, consummated in all material respects in accordance with the terms of the Membership Interest Purchase Agreement among Target, an affiliate of Target (the “Seller”) and you, dated June 10, 2017 (including all schedules and exhibits thereto) (the “Acquisition Agreement”), and the Acquisition Agreement shall not have been altered, amended or otherwise changed or supplemented or any provision waived or consented to (including any change in the purchase price) in any manner that is materially adverse to the interests of the Lenders or the Lead Arrangers without the prior written consent (not to be unreasonably withheld, delayed or conditioned) of the Initial Lenders (it being understood that (x) any reduction of the purchase price in respect of the Acquisition will be materially adverse to the Lenders and the Lead Arrangers, unless there is a concurrent reduction in an amount equal to such reduction in, on a pro rata basis, (A) the equity received by the Seller in the Borrower, on the one hand, and (B) the aggregate principal amount of the commitments in respect of the First Lien Term Loan Facility and the Second Lien Term Loan Facility, on the other hand (and on a pro rata basis across the First Lien Term Loan Facility and the Second Lien Term Loan Facility); provided that, notwithstanding the foregoing, (I) in the event that the Consolidated EBITDA for the four fiscal quarters ending on the last day of the most recent fiscal quarter covered by the financial statements set forth in clauses (A) and (B) of clause (ii) below, determined on a pro forma basis as of the Closing Date, is greater than or equal to $165.0 million, up to $10.0 million of any reduction may, at the direction of the Borrower, be applied solely to reduce the equity received by the Seller in the Borrower and (II) up to $10.0 million of any reduction in respect of the First Lien Term Loan Facility and the Second Lien Term Loan Facility may, at the direction of the Borrower, be applied solely to reduce the Second Lien Term Loan Facility and (y) any increase in the purchase price in respect of the Acquisition will not be deemed to be materially adverse to the interests of the Lenders or the Lead Arrangers to the extent that cash on hand (including as a result of borrowings under the First Lien Revolving Credit Facility; provided that, for purposes of clarification, in no event shall aggregate borrowings under the First Lien Revolving Credit Facility on the Closing Date exceed the amount permitted under the First Lien Facilities Summary of Terms) and/or an increase in the equity received by the Seller in the Borrower is used to fund any such increase). With respect to a funding on the Closing Date only, the Acquisition Agreement Representations shall be true and correct in all material respects, but only to the extent the failure of any Acquisition Agreement Representation to be true and correct in all material respects gives you the right to terminate your obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement, and the Specified Representations shall be true and correct in all material respects.

(ii) Since the date of the Acquisition Agreement, there shall not have occurred any change, event, circumstances or development that, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date hereof).

(iii) The Lead Arrangers shall have received: (A) the audited consolidated balance sheets and related consolidated statements of operations, cash flows and shareholders’ equity of each of the Borrower and the Target for the three most recently completed fiscal years of the Borrower and the Target ended at least 90 days before the Closing Date; (B) the unaudited consolidated balance sheets and related statements of operations and cash flows of each of the Borrower and the Target for each fiscal quarter (other than the last fiscal quarter of a fiscal year) of the Borrower and the Target ended after December 31, 2016 and at least 45 days before the Closing Date; and (C) a pro forma balance sheet and related statement of

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operations of the Borrower and its subsidiaries (including the Target) as of and for the twelve-month period ending with the latest quarterly or annual period of the Borrower covered by the financial statements set forth in clauses (A) and (B) above, in each case after giving effect to the Transaction (the “Pro Forma Financial Statements”). The Lead Arrangers acknowledge that they have received the financial statements referred to in clause (A) for the Borrower and the Target for each of 2014, 2015 and 2016 and the financial statements referred to in clause (B) for the Borrower and the Target for the quarter ended March 31, 2017.

(iv) With respect to the Facilities, the Lead Arrangers shall have received from the Borrower the financial statements described in clauses (A) and (B) of paragraph (iii) above not later than 15 consecutive business days prior to the Closing Date (the “Marketing Period”); provided that (a) July 3, 2017 and July 4, 2017 will not be business days for purposes of the Marketing Period, (b) the Marketing Period must either end on or prior to August 18, 2017, or if such period has not ended on or prior to August 18, 2017, then the Marketing Period may not commence until after September 5, 2017, (c) November 23, 2017 and November 24, 2017 will not be business days for purposes of the Marketing Period and (d) the Marketing Period must either end on or prior to December 18, 2017, or if such period has not ended on or prior to December 18, 2017, then the Marketing Period may not commence until after January 4, 2018. If at any time you shall in good faith believe that you have provided the complete deliverables required under this clause (iv), you may deliver to the Lead Arrangers written notice to that effect (stating when you believe you completed any such delivery), in which case you shall be deemed to have delivered the deliveries required under this clause (iv) on the date specified in such notice and the Marketing Period shall be deemed to have commenced on the date specified in such notice, in each case unless the Lead Arrangers in good faith reasonably believe that you have not completed delivery under this clause (iv) and, within two business days after their receipt of such notice from you, the Lead Arrangers deliver a written notice to you to that effect (stating with specificity which information you have not delivered for purposes of compliance with this condition only) (provided that it is understood that the delivery of such written notice from the Lead Arrangers to you will not prejudice your right to assert that the deliverables required under this clause (iv) have in fact been delivered).

(v) All fees due to the Administrative Agents, the Lead Arrangers and the Lenders on the Closing Date pursuant to the Fee Letter shall have been, or shall substantially concurrently with the initial funding of the Facilities be, paid, and all expenses to be paid or reimbursed to the Administrative Agents and the Lead Arrangers that have been invoiced a reasonable period of time prior (and at least two business days prior, unless you otherwise agree) to the Closing Date shall have been, or shall substantially concurrent with the initial funding of the Facilities be, paid.

(vi) The Refinancing shall have been, or shall substantially concurrently with the funding of the Facilities on the Closing Date be, consummated.

(vii) Each of the Borrowers and each of the applicable Guarantors under each Facility shall have provided at least three business days prior to the Closing Date all of the documentation and other information to the applicable Administrative Agent that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act that has been requested in writing by the Lead Arrangers at least 10 business days prior to the Closing Date.

(viii) On or prior to the Closing Date, the Initial Lenders shall have received certification as to the solvency of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transaction (in the form of the Solvency Certificate attached as Annex IV hereto), from the chief financial officer or other equivalent officer of the Borrower.

(ix) On or prior to the Closing Date, the Lenders shall have received (a) customary opinions of counsel to the Borrower and the Guarantors and customary corporate resolutions, customary officer’s certificates, good standing certificates, customary borrowing notices, life of loan flood zone determinations and other customary documents required by regulation relative to flood matters for any mortgaged real estate and (b) subject to the Funds Certain Provisions, reasonably satisfactory evidence that (x) the First Lien Administrative Agent with respect to the First Lien Credit Facilities (on behalf of the Lenders with respect to the First Lien Credit Facilities) shall have a valid and perfected first priority (subject to certain

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exceptions to be set forth in the Credit Documentation) lien and security interest in the Collateral in a manner consistent with the Facilities Documentation Principles and (y) the Second Lien Administrative Agent with respect to the Second Lien Term Loan Facility (on behalf of the Lenders with respect to the Second Lien Term Loan Facility) shall have a valid and perfected second priority (subject to certain exceptions to be set forth in the Credit Documentation) lien and security interest in the Collateral in a manner consistent with the Facilities Documentation Principles.

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ANNEX IV

FORM OF SOLVENCY CERTIFICATE

[●],

This Solvency Certificate is being executed and delivered pursuant to Section [●] of that certain [●]1 (the “Credit Agreement”); the terms defined therein being used herein as therein defined.

I, [●], the [chief financial officer/equivalent officer] of the Borrower, solely in such capacity and not in an individual capacity, hereby certify that I am the [chief financial officer/equivalent officer] of the Borrower and that I am generally familiar with the businesses and assets of the Borrower and its Subsidiaries (taken as a whole), and I am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement.

I further certify, solely in my capacity as [chief financial officer/equivalent officer] of the Borrower, and not in my individual capacity, as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions on the date hereof, that, (i) the sum of the debt (including contingent liabilities) of the Borrower and its subsidiaries, taken as a whole, does not exceed the fair saleable value (on a going concern basis) of the assets of the Borrower and its subsidiaries, taken as a whole; (ii) the capital of the Borrower and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its subsidiaries, taken as a whole, contemplated as of the date hereof; and (iii) the Borrower and its subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations) beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

GOLDEN ENTERTAINMENT, INC.

By:
Name:
Title:

[1]	Describe Credit Agreements.

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